Exhibit 10.2

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

dated as of February 4, 2022,

among

LINDBLAD EXPEDITIONS, LLC,

as Borrower,

LINDBLAD EXPEDITIONS HOLDINGS, INC.,

as Holdings,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Collateral Trustee

and

CREDIT SUISSE LOAN FUNDING LLC,

JPMORGAN CHASE BANK, N.A.,

and

CITIBANK, N.A.

as

Joint Bookrunners, Joint Lead Arrangers and Syndication Agents

Table of Contents

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Section 5.02	Insurance	105
Section 5.03	Obligations and Taxes	106
Section 5.04	Financial Statements, Reports, etc	106
Section 5.05	Litigation and Other Notices	108
Section 5.06	Information Regarding Collateral	108
Section 5.07	Maintaining Records; Access to Properties and Inspections	109
Section 5.08	Use of Proceeds	109
Section 5.09	Employee Benefits	111
Section 5.10	Compliance with Environmental Laws	110
Section 5.11	Preparation of Environmental Reports	110
Section 5.12	Further Assurances	110
Section 5.13	After-Acquired Property	112
Section 5.14	Designation of Subsidiaries	112
Section 5.15	Lender Calls	112
Section 5.16	Anti-Corruption Laws	112
Section 5.17	Post-Closing	112

Article VI

Negative Covenants

Section 6.01	Indebtedness and Preferred Stock	113
Section 6.02	Liens	119
Section 6.03	Restricted Payments	120
Section 6.04	Dividend and Other Restrictions Affecting Restricted Subsidiaries	124
Section 6.05	Mergers, Consolidations and Sales of Assets	127
Section 6.06	Transactions with Affiliates	129
Section 6.07	Limitation on Issuance of Guarantees of Indebtedness	130
Section 6.08	Re-Flagging of Vessels	131
Section 6.09	Financial Covenants	132
Section 6.10	Sanctions	132
Section 6.11	Anti-Corruption Laws	132
Section 6.12	Sale and Lease-Back Transactions	132
Section 6.13	Business of Holdings, the Borrower and Subsidiaries	133
Section 6.14	Fiscal Year	133
Section 6.15	Limitation on Accounting Changes	133
Section 6.16	Restriction on Transfers of Mortgaged Vessels	133

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iv

SCHEDULES

Schedule 1.01(a)	Disqualified Institutions
Schedule 1.01(b)	Excluded Subsidiaries
Schedule 1.01(c)	Excluded Vessel Subsidiaries
Schedule 1.01(d)	Vessel Financings
Schedule 2.01(a)	Lenders and Commitments
Schedule 3.07(b)	Certain Matters Affecting Intellectual Property
Schedule 3.08	Subsidiaries
Schedule 3.09(a)	Litigation
Schedule 3.17	Environmental Matters
Schedule 3.19(a)	UCC Filing Offices
Schedule 5.17	Post-Closing Items
Schedule 6.01	Existing Indebtedness
Schedule 6.01	Existing Liens
Schedule 6.01	Existing Investments

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D-1	Form of U.S. Tax Compliance Certificate
Exhibit D-2	Form of U.S. Tax Compliance Certificate
Exhibit D-3	Form of U.S. Tax Compliance Certificate
Exhibit D-4	Form of U.S. Tax Compliance Certificate
Exhibit E	Form of Solvency Certificate

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PREAMBLE

REVOLVING CREDIT AGREEMENT, dated as of February 4, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among LINDBLAD EXPEDITIONS, LLC, a Delaware limited liability company (the “Borrower”), LINDBLAD EXPEDITIONS HOLDINGS, INC., a Delaware corporation (“Holdings”), the Lenders (as defined in Article I), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral trustee for the Secured Parties (in such capacity, the “Collateral Trustee”).

RECITALS

Capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof.

The Borrower has requested that the Lenders and Issuing Banks extend credit to the Borrower, and the Lenders and Issuing Banks are willing to do so on the terms and conditions set forth herein. Accordingly, the parties hereto agree as follows:

Article I

Definitions

Section 1.01         Defined Terms. The following terms when used in this Agreement, including its Preamble and Recitals, shall have the meanings specified below:

“ABR” shall mean, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” shall mean a Loan that bears interest based on the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Accepting Lenders” shall have the meaning assigned to such term in Section 2.25(a).

“Acquired Debt” shall mean, with respect to any specified Person:

(a)         Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; and

(b)         Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition-Related Incremental Commitments” shall have the meaning assigned to such term in Section 2.24(b)(F).

“Additional Lender” shall mean, at any time, any Eligible Assignee that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.23.

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affected Class” shall have the meaning assigned to such term in Section 2.25(a).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.06(a).

“After-Acquired Property” shall mean (a) any Related Vessel Property acquired from time to time relating to the Mortgaged Vessels, (b) any Replacement Vessel (and the Related Vessel Property pertaining thereto) which either (i) replaces a Mortgaged Vessel that was subject to an Event of Loss or (ii) replaces a Mortgaged Vessel that was sold in an Asset Sale to any Person other than Holdings or a Restricted Subsidiary and (c) any other asset of the same type as any of the Borrower’s or such Guarantor’s assets that were intended to be a part of the Collateral as of the Closing Date.

“Agent Fee Letter” shall mean that certain Administrative Agent Fee Letter, dated as of February 4, 2022, among the Borrower and Credit Suisse AG, Cayman Islands Branch.

“Agent Parties” shall have the meaning assigned to such term in Section 9.01(c).

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall have the meaning assigned to such term in the Preamble.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.18(b).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR, as the case may be. Notwithstanding the foregoing, Alternate Base Rate shall at no time be less than 0.00% per annum.

“Annualization Period” shall mean the period commencing on the Closing Date and ending on and including December 31, 2022.

“Annualized EBITDA” shall mean, Consolidated EBITDA (a) in the case of the Calculation Period ending June 30, 2022, for the fiscal quarter ending June 30, 2022 multiplied by four (4); (b) in the case of the Calculation Period ending September 30, 2022, for the Fiscal Quarter ending September 30, 2022 and the immediately preceding Fiscal Quarter multiplied by two (2); and (c) in the case of the Calculation Period ending December 31, 2022, for the Fiscal Quarter ending December 31, 2022 and the two immediately preceding Fiscal Quarters multiplied by four-thirds (4/3).

“Applicable Calculations” shall have the meaning assigned to such term in Section 1.04

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.18(b).

“Applicable Rate” shall mean (x) with respect to any SOFR Loan, 3.00% per annum and (y) with respect to any ABR Loans, 2.00% per annum.

“Asset Sale” shall mean:

(a)         the sale, lease, conveyance or other disposition of any assets by Holdings or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries will be deemed a Change of Control pursuant to clause (a) of the definition thereof; and

(b)         the issuance of Equity Interests by any Restricted Subsidiary or the sale by Holdings or any of its Restricted Subsidiaries of Equity Interests in any of the Restricted Subsidiaries (in each case, other than directors’ qualifying shares and shares to be held by third parties to meet the applicable legal requirements).

Notwithstanding the preceding provisions, none of the following items will be deemed to be an Asset Sale:

(i)         any single transaction or series of related transactions that involves assets having a Fair Market Value of less than the greater of (i) $10,000,000 and (ii) 1.0% of Total Tangible Assets of Holdings at the end of the most recent Calculation Period, determined at the time of the making of such disposition;

(ii)        a transfer of assets or Equity Interests between or among Holdings and any Restricted Subsidiary;

(iii)       an issuance of Equity Interests by a Restricted Subsidiary to Holdings or to a Restricted Subsidiary;

(iv)       the sale, lease or other transfer of inventory, insurance proceeds or other assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of Holdings and its Restricted Subsidiaries;

(v)        licenses and sublicenses by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(vi)       any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(vii)      any transfer, assignment or other disposition deemed to occur in connection with the creation or granting of Liens not prohibited by Section 6.02;

(viii)     the sale or other disposition of cash or Cash Equivalents;

(ix)       a Restricted Payment that does not violate Section 6.03 or a Permitted Investment;

(x)        the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(xi)       the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(xii)      the disposition of assets to a Person who is providing services (the provision of which have been or are to be outsourced by Holdings or any Restricted Subsidiary to such Person) related to such assets;

(xiii)     [reserved];

(xiv)     bareboat and time charters, leases and other similar arrangements in the ordinary course of business;

(xv)      sales, transfers and other dispositions of Investments in joint ventures or similar arrangements made in the ordinary course of business or to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(xvi)      any Total Loss (including an Event of Loss).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld or delayed).

“Attributable Debt” shall mean, with respect to any sale and leaseback transaction at the time of determination, the present value (discounted at the interest rate reasonably determined in good faith by a responsible financial or accounting officer of the Borrower to be the interest rate implicit in the lease determined in accordance with GAAP, or, if not known, at the Borrower’s incremental borrowing rate) of the total obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(d).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of (i) Daily Simple SOFR and (ii) 0.15% (15 basis points); or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the U.S. Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” shall have the meaning assigned to such term in Section 9.25.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean:

(a)         with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)         with respect to a partnership, the board of directors of the general partner of the partnership;

(c)         with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)         with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld or delayed).

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.

“Calculation Period” shall mean, as of any date of determination, the most recently ended four full fiscal quarters of Holdings for which internal financial statements are available.

“Capital Lease Obligations” of any person shall mean any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a finance lease obligation under GAAP, and, for purposes of this Agreement, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP and the Stated Maturity thereof will be the date of last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided, that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the Person’s financial statements.

“Capital Markets Indebtedness” shall mean any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the U.S. Securities Act, (2) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the U.S. Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof or (3) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under commercial bank facilities, Indebtedness incurred in connection with a sale and leaseback transaction, Indebtedness incurred in the ordinary course of business, Capital Lease Obligations, purchase money obligations or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” shall mean:

(a)         in the case of a corporation, corporate stock;

(b)         in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)         in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests;

(d)           in the case of an exempted company, any and all shares in the capital of the company; and

(e)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests.

“Cash Equivalents” shall mean:

(a)           direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union, the United States of America, the United Kingdom, Australia, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the European Union or the United States of America, the United Kingdom, Australia, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the Borrower’s or Holdings’ option;

(b)           overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits (and similar instruments) with maturities of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union or of the United States of America or any state thereof, Switzerland, the United Kingdom, Australia or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-1” or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another internationally recognized rating agency; provided, further, that any cash held pursuant to clause (f) below not covered by the foregoing may be held through overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits (and similar instruments) with maturities of 12 months or less from the date of acquisition issued by a bank or trust company organized and operating in the applicable jurisdiction;

(c)            repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)           commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(e)           money market funds or other mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition;

(f)            cash in any currency in which the Borrower and its Subsidiaries now or in the future operate, in such amounts as the Borrower determines to be necessary in the ordinary course of their business; and

(g)           other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, stored value card, electronic funds transfer, purchasing cards, netting services, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), positive pay service, employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts.

“Cash Management Bank” shall mean any person that is party to a Cash Management Agreement that is a Lender or an Agent or an Affiliate of a Lender or an Agent, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligations” shall mean, as to any person, any and all obligations of such person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Cash Management Agreement.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date (or with respect to a person that becomes a Lender after the Closing Date, the date such person becomes a Lender), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date (or with respect to a person that becomes a Lender after the Closing Date, the date such person becomes a Lender) or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (or with respect to a person that becomes a Lender after the Closing Date, the date such person becomes a Lender); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any of the following:

(a)           the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the U.S. Exchange Act)) other than a Principal or a Related Party of a Principal;

(b)           the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” as defined above), other than the Principal and/or any Principal-Related Parties, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the issued and outstanding Voting Stock of Holdings measured by voting power rather than number of shares; or

(c)           Holdings ceases to beneficially own, directly or indirectly, 100% of the Voting Stock of the Borrower, other than director’s qualifying shares and other shares required to be issued by law.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Other Loans or Specified Incremental Loans, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Other Loan Commitment, Incremental Revolving Credit Commitment or Specified Incremental Loan Commitment. Specified Incremental Loans and Other Loans (and the related Specified Incremental Loan Commitments and Other Loan Commitments, as the case may be) made and established with different terms, and new tranches of Revolving Credit Commitments established as a result of a Loan Modification Offer, shall be construed to be in different Classes.

“Closing Date” shall mean February 4, 2022.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents for the Obligations, but shall in all events exclude Excluded Property.

“Collateral Agreement” shall mean the Collateral Agreement, dated as of February 4, 2022, among Holdings, the Borrower, the Subsidiary Guarantors from time to time party thereto and the Collateral Trustee.

“Collateral Trust Agreement” shall mean that certain Collateral Trust Agreement, dated as of February 4, 2022, among the Borrower, the Grantors (as defined therein) from time to time party thereto, the Administrative Agent, the Notes Trustee, the Collateral Trustee and each Additional Authorized Representative (as defined therein) from time to time party thereto.

“Collateral Trustee” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Commitment” shall mean, with respect to any Lender, the Revolving Credit Commitment. Unless the context shall otherwise require, the term “Commitments” shall include any Incremental Revolving Credit Commitment, Specified Incremental Loan Commitment or Other Loan Commitment.

“Commitment Fee” shall mean, for any day, with respect to any Lender, (a) (i) if the First Lien Net Leverage Ratio is greater than 3.50:1.00, 0.50% per annum, or (ii) if the First Lien Net Leverage Ratio is less than or equal to 3.50:1.00, 0.375%, in each case times (b) the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated).

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Company Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.07(b).

“Compliance Date” shall mean the last day of any Calculation Period that the Revolving Credit Utilization exceeds an amount equal to 35% of the Revolving Credit Commitments then in effect.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the following to the extent deducted in calculating such Consolidated Net Income (other than in the case of clauses (d), (i), (n) and (o) below), without duplication:

(a)           provision for taxes based on income or profits or capital, including state, local and franchise taxes (or the non-U.S. equivalent thereof) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period (including tax expenses of Foreign Subsidiaries and foreign withholding taxes paid or accrued for such period); plus

(b)           the Fixed Charges of such Person and its Subsidiaries which are Restricted Subsidiaries for such period and any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk; plus

(c)           the total amount of depreciation and amortization expenses (including amortization of goodwill and other intangibles, and all expenditures in respect of licensed or purchased software or internally developed software and software enhancements that are, or are required to be reflected as, capitalized costs, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges, expenses or losses (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash charges, expenses or losses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus

(d)           cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Net Income for any previous period; plus

(e)            any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write downs related to intangible assets, long-lived assets, investments in debt and equity securities or otherwise as a result of a change in law or regulation; plus

(f)            any net loss from discontinued operations (so long as such operations remain discontinued) and any net loss on disposal of discontinued operations and any expenses, charges, accruals or reserves related to the closure and/or consolidation of offices and facilities (including in connection with discontinued operations); plus

(g)           any losses attributable to the extinguishment of any (i) Indebtedness or (ii) derivative instruments of Holdings or any of the Restricted Subsidiaries; plus

(h)           any fees, expenses, costs or charges (including all transaction, restructuring and transition costs, fees and expenses (including diligence costs, cash severance costs, retention payments to employees, lease termination costs and reserves)) or any amortization thereof, related to any Restricted Payment, acquisition, asset disposition, equity offer or issuance, recapitalization, reorganization or incurrence of Indebtedness permitted hereunder (in each case, including any such transaction undertaken but not completed) or any amendment or modification hereof or thereof; plus

(i)            any extraordinary, non-recurring or unusual losses, expenses or charges (including costs, and payments, in connection with actual or prospective litigation, legal settlements, fines, judgments or orders); plus

(j)            any expenses, charges or other costs related to any Equity Offering permitted by this Agreement or relating to the offering of the Notes, in each case, as determined in good faith by Holdings; plus

(k)           the amount of any management, monitoring, consulting and advisory fees and related expenses paid in such period to consultants and advisors; plus

(l)            any costs or expense incurred pursuant to any management equity plan, long term incentive plan or share or unit option plan or any other management or employee benefit plan or agreement or any share or unit subscription or shareholder or similar agreement, to the extent that such costs or expense are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 6.03(b)(iii)(5); plus

(m)           the amount of any minority interest expense consisting of income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; plus

(n)           the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies related to any acquisition, divestiture, investment, restructurings, cost savings initiatives and other initiatives after the Closing Date and projected by Holdings in good faith to result from actions taken, committed to be taken or expected to be taken no later than 18 months after the end of such period (which “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies shall be calculated on a pro forma basis as though such “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that such “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies are reasonably identifiable and factually supportable (in the good faith determination of Holdings); provided, further, that the aggregate amount of add backs made pursuant to this clause (n) shall not exceed an amount equal to 25% of Consolidated EBITDA for the applicable period for which Consolidated EBITDA is being determined (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (n)); plus

(o)           any earn-out obligation and contingent consideration obligations (including adjustments thereof and purchase price adjustments) incurred in connection with any Investment made in compliance with this Agreement or any Investment consummated prior to the Closing Date, which is paid or accrued during such period; plus

(p)           the amount of Consolidated EBITDA for a four fiscal quarter period reasonably expected by Holdings to be realized from any marine vessel owned by, or leased by, Holdings and the Restricted Subsidiaries that has entered into service during such period within 12 months following the commencement of service, calculated on a pro forma basis as though such Consolidated EBITDA had been realized on the first day of the applicable period and was realized during the entirety of such period (net of any actual Consolidated EBITDA generated as a result of such entry into service for the same period); provided, that (A) such amount is reasonably identifiable (in the good faith determination of Holdings) and (B) such marine vessel shall have actually commenced entry into service; provided, further, that such amount shall not be “annualized” for purposes of determining Annualized EBITDA; minus

(q)           non-cash gains increasing such Consolidated Net Income for such period (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses (a) through (m) of the definition of Consolidated Net Income), other than the reversal of a reserve for cash charges in a future period in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

In addition, to the extent not already included in the Consolidated Net Income of Holdings and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of proceeds received (or reasonably expected to be received) from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment, any acquisition, any Asset Sale (or other disposition) or otherwise.

Furthermore, Consolidated EBITDA shall be calculated without regard to (1) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, and (2) effects of adjustments pursuant to GAAP resulting from the application of purchase accounting in relation to any acquisition.

For purposes of determining compliance with the Leverage Covenant only, the Borrower shall have the right to receive a Specified Equity Contribution after the Closing Date and on or prior to the date 15 Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.04(a) or (b), as applicable, for such fiscal quarter which contribution will be included, at the request of the Borrower, in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Leverage Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter and not for any other purpose under this Agreement; provided that notwithstanding anything herein to the contrary, (a) a Specified Equity Contribution may be made and included in the calculation of Consolidated EBITDA no more than two times in any four-fiscal quarter period and no more than five times during the term of this Agreement, (b) the amount of any Specified Equity Contribution included in the calculation of Consolidated EBITDA shall be no greater than the amount required to cause the Borrower to be in Pro Forma Compliance and (c) the proceeds of any Specified Equity Contribution (as they affect the amount of unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries for purposes of “netting”) and any pay-down of the Loans made therefrom shall be disregarded for purposes of determining compliance with the Leverage Covenant, as of the end of such fiscal quarter. Notwithstanding anything in this Agreement to the contrary, to the extent the Borrower is not in compliance with the Leverage Covenant and intends to receive a Specified Equity Contribution, none of the Lenders shall be required to fund any Borrowing or to issue, amend, extend or renew any Letter of Credit unless and until the Borrower has received the applicable Specified Equity Contribution required to cause Holdings and the Borrower to be in compliance with the Leverage Covenant.

The provisions of Section 1.04 shall apply to any calculation of Consolidated EBITDA.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) attributable to such Person and its Subsidiaries which are Restricted Subsidiaries for such period, out of such Person’s consolidated net income (excluding the net income (loss) of any Unrestricted Subsidiary), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(a)           any goodwill or other intangible asset impairment charges will be excluded;

(b)           the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash or Cash Equivalents (or converted into cash or Cash Equivalents) to the specified Person or a Restricted Subsidiary which is a Subsidiary of the Person;

(c)           solely for the purpose of determining the amount available for Restricted Payments under Section 6.03(b)(iii)(1) any net income (loss) of any Restricted Subsidiary (other than any Guarantor) will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower (or any Guarantor that holds the Equity Interests of such Restricted Subsidiary, as applicable) by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to this Agreement, the Notes, the Indenture or any other First Lien Debt); except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed (or converted into cash or Cash Equivalents) by such Restricted Subsidiary during such period to Holdings or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary (other than any Guarantor), to the limitation contained in this clause);

(d)           any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of Holdings or any Restricted Subsidiaries (including pursuant to any sale leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by Holdings) or in connection with the sale or disposition of securities will be excluded;

(e)           any extraordinary, non-recurring, unusual or exceptional gain, loss or charge or any profit or loss on the disposal of property, investments and businesses, asset impairments, or any non-cash charges or reserves in respect of any restructuring, redundancy, integration or severance or any expenses, charges, reserves or other costs related to acquisitions will be excluded;

(f)            any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards will be excluded;

(g)           all deferred financing costs written off and premium paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness will be excluded;

(h)           any one time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving Holdings or its Subsidiaries will be excluded;

(i)            any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded; provided that any such gains or losses shall be included during the period in which they are realized;

(j)            (x) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and (y) any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies will be excluded;

(k)           any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of Holdings or any Restricted Subsidiary owing to Holdings or any Restricted Subsidiary will be excluded;

(l)            the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period will be excluded; and

(m)           any gains (losses) resulting from the return of surplus assets of any Plan shall be excluded.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convertible Debt” shall mean Indebtedness of Holdings, any of its Restricted Subsidiaries or any direct or indirect parent of Holdings issued after the Closing Date that is convertible or exchangeable into Capital Stock of any such entity (or any direct or indirect parent) and/or cash based on the value of such Capital Stock.

“Corresponding Loan Amount” shall have the meaning assigned to it in Section 8.02(c).

“Covered Entity” shall have the meaning assigned to such term in Section 9.25.

“Covered Party” shall have the meaning assigned to such term in Section 9.25(a).

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt (b) Permitted Unsecured Refinancing Debt or (c) Indebtedness or Other Revolving Credit Commitments incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of Existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, outstanding Revolving Loans or Revolving Credit Commitments (in the case of Other Revolving Credit Commitments obtained pursuant to a Refinancing Amendment) hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such Credit Agreement Refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments or Other Revolving Credit Commitments, the amount thereof) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees, commissions and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension (including original issue discount, if any), (ii) such Credit Agreement Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Refinanced Debt and (iii) any covenants, events of default and other provisions under any Credit Agreement Refinancing Indebtedness (other than voluntary prepayment or redemption provisions and pricing (including interest rate, fees, funding discounts and prepayment premiums)) shall be substantially identical to or (taken as a whole), no more favorable to the lenders or holders providing such Credit Agreement Refinancing Indebtedness (taken as a whole) than the terms applicable to the Refinanced Debt (as determined by the Board of Directors of the Borrower in good faith) (except for covenants and or other provisions applicable only to periods after the then Latest Maturity Date at the time of incurrence of such Indebtedness).

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean one or more debt facilities or commercial paper facilities or debt securities or other forms of debt financing, in each case, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit, or debt securities, including any related notes, guarantees, collateral documents, indentures, agreements relating to Hedging Obligations or Cash Management Obligations, and other instruments, agreements and documents executed in connection therewith, in each case as amended and restated, modified, renewed, extended, supplemented, refunded, replaced, restructured in any manner (whether upon or after termination or otherwise) or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including one or more agreements, facilities (whether or not in the form of a debt facility or commercial paper facility), securities or instruments, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility; provided that the Revolving Credit Facility provided under the Revolving Credit Commitments shall not constitute Credit Facilities for all purposes under this Agreement and the other Loan Documents.

“Credit Parties” shall mean the Borrower and each Guarantor.

“CSLF” shall mean Credit Suisse Loan Funding LLC.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” shall have the meaning assigned to such term in Section 9.25.

“Defaulting Lender” shall mean any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that any Lender that delivers such confirmation shall cease to be deemed a Defaulting Lender unless such Lender would otherwise qualify as a Defaulting Lender under clauses (a), (b), (d) or (e) of this definition, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or an action or proceeding described in paragraph (g) or (h) of Article VII or (iii) become the subject of a Bail-In Action.

“Designated Jurisdiction” shall mean a country or territory which is itself the target of comprehensive country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Disqualified Institution” shall mean any competitors of the Borrower and its Subsidiaries (which, for the avoidance of doubt, shall not include any bona fide debt investment fund) (i) listed on Schedule 1.01(a), (ii) identified by name in writing (on an updated Schedule 1.01(a) or similar list) to the Administrative Agent and the Lenders from time to time and (iii) any reasonably identifiable Affiliates (on the basis of such Affiliate’s name) of any person referred to in clauses (i) or (ii) above; provided that a “competitor” or an Affiliate of a competitor shall not include any bona fide debt fund or investment vehicle that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which the Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity; provided, further, that no Disqualified Institutions may become Lenders or otherwise participate in the Revolving Credit Facility without consent of the Borrower; provided, further, that any additional Disqualified Institutions identified from time to time shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Revolving Credit Facility; provided, further, that any update to the list of Disqualified Institutions shall not take effect until the third Business Day following the posting of such update by the Administrative Agent to the Lenders; and provided, further, that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions (other than the responsibility of the Administrative Agent to post the list of Disqualified Institutions with the Lenders pursuant to the terms of the Loan Documents).

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the six-month anniversary of the Latest Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a “Change of Control” or an “Asset Sale” will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.03. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein..

“dollars”, “U.S. dollar” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elected Amount” shall have the meaning assigned to such term in Section 6.01(d)(ii).

“Eligible Assignee” shall mean any commercial bank, insurance company, investment or mutual fund or other entity (but not any natural person) that is an “accredited investor” (as defined in Regulation D under the U.S. Securities Act) that extends credit or invests in bank loans as one of its businesses; provided that neither the Borrower nor any of its Affiliates shall be an Eligible Assignee; provided, further, that no Disqualified Institution shall be an Eligible Assignee. Notwithstanding the foregoing, each party hereto acknowledges and agrees that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Institution.

“Engagement Letter” shall mean that certain Engagement Letter, dated as of February 3, 2022, among the Borrower, CSLF and Credit Suisse AG, Cayman Islands Branch.

“Environmental Laws” shall mean all Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and final and enforceable agreements with any Governmental Authority, in each case governing protection of the environment, natural resources, human health and safety (insofar as safety pertains to exposure to Hazardous Materials) or the presence, Release of, or exposure to, Hazardous Materials, or the use, treatment, storage, transport, recycling or disposal of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or pertaining to (a) non-compliance with any Environmental Law, (b) the use, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract or agreement pursuant to which liability is affirmatively assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” shall mean a public or private sale of the Equity Interests (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the U.S. Securities Act or any similar offering in other jurisdictions) of Holdings.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as determined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan by the PBGC or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which any Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Borrower or any such Subsidiary could otherwise be liable or (i) any Foreign Benefit Event.

“Erroneous Payment” shall have the meaning assigned to it in Section 8.02(a).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to it in Section 8.02(c).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Event of Loss” shall mean the actual or constructive total loss, arranged or compromised total loss, destruction, condemnation, confiscation, requisition, seizure or forfeiture of, or other taking of title or use of, a Vessel that constitutes part of the Collateral.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Account” shall mean a Deposit Account or a Securities Account (in each case, as defined in the UCC) (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) which is used for paying taxes, including sales taxes, (iii) which is used as an escrow account or as a fiduciary or trust account or (iv) which, (A) individually has an average daily balance for any fiscal month of less than $150,000, or (B) together with all other Deposit Accounts and Securities Accounts that are Excluded Accounts pursuant to this clause (iv), have an average daily balance for any fiscal month of less than $750,000 in the aggregate.

“Excluded Hedging Obligation” shall mean, with respect to any Guarantor, any Secured Hedging Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Secured Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Secured Hedging Obligation. If a Secured Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Hedging Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Property” shall mean (a) any owned real property having a value less than $1,000,000 and all leased real property irrespective of value (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels or collateral access letters) or any fixtures affixed to any real property to the extent (i) such real property does not constitute Collateral and (ii) a security interest in such fixtures may not be perfected by a UCC financing statement in the jurisdiction of organization of the Borrower or applicable Guarantor; (b) interests in partnerships, joint ventures and non-wholly owned Subsidiaries which cannot be pledged without the consent of one or more third parties (which consent has not been obtained); (c) any property subject to a capital lease, purchase money security interest or, in the case of after-acquired property, pre-existing secured Indebtedness to the extent the granting of a security interest in such assets would violate the terms of the agreement with respect thereto; (d) any lease, license or other agreement or purchase money or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition; (e) pledges and security interests prohibited by applicable law, rule or regulation or agreements with any Governmental Authority or which would require governmental (including regulatory) consent, approval, license or authorization to provide such security interest unless such consent, approval, license or authorization has been received; (f) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d), or an “Amendment to Allege Use” pursuant to Section 1(c), of the Lanham Act, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal Laws, (g) any commercial tort claims that, in the reasonable determination of the Borrower, are not expected to result in a judgment in excess of $5,000,000, (h) any letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than filing of a UCC financing statement)), (i) any acquired property (including property acquired through acquisition or merger of or amalgamation with another entity), whether before or after the Closing Date, if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge, (j) the Capital Stock of any Unrestricted Subsidiary, (k) assets subject to certificates of title or ownership (other than property covered by, or subject to the Lien of, a Mortgage on a Mortgaged Vessel); (h) Excluded Vessel Assets; (i) Excluded Accounts and (j) those assets as to which the Administrative Agent and the Borrower reasonably agree that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby. Notwithstanding anything to the contrary, “Excluded Property” shall not include any proceeds, substitutions or replacements of any “Excluded Property” referred to in clauses (a) through (k) (unless such proceeds, substitutions or replacements would constitute “Excluded Property” referred to in any of clauses (a) through (j)).

“Excluded Subsidiary” shall mean any Subsidiary of any Borrower that is: (a) listed on Schedule 1.01(b) as of the Closing Date; (b) a joint venture or a Subsidiary that is not otherwise a wholly owned Restricted Subsidiary (other than with respect to directors’ qualifying or nominee shares); (c) an Immaterial Subsidiary; (d) an Unrestricted Subsidiary; (e) not-for-profit Subsidiary; (f) prohibited by applicable Requirement of Law or contractual obligation (including any contractual obligation governing Indebtedness) from guaranteeing or granting Liens to secure any of the Obligations or with respect to which any consent, approval, license or authorization from any Governmental Authority would be required for the provision of any such guarantee (but in the case of such guarantee being prohibited due to a contractual obligation, such contractual obligation shall have been in place at the Closing Date or at the time such Subsidiary became a Restricted Subsidiary) and is not created in contemplation of or in connection with such person becoming a Restricted Subsidiary; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (f) if such consent, approval, license or authorization has been obtained; provided, further, that the Borrower will use commercially reasonable efforts to overcome or eliminate any such restrictions in this clause (f), including (x) using any reasonably available “whitewash” procedures or similar procedures that would be required and/or (y) demonstrating that corporate benefits will be derived from the transaction; (g) any Subsidiary with respect to which providing a guaranty would result in material adverse tax consequences to Holdings, the Borrower and its Subsidiaries (taken as a whole) as reasonably determined by Holdings (in consultation with the Administrative Agent); (h) a Subsidiary with respect to which the Borrower and the Administrative Agent (in consultation with the Required Lenders) reasonably agree that the costs or other consequences (including adverse tax consequences) of providing a guaranty of the Obligations are excessive in relation to the benefits to the Lenders or (i) an Excluded Vessel Subsidiary.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, the Issuing Bank, or any other recipient or required to be withheld or deducted from a payment to such Administrative Agent, Lender, or other recipient (collectively, “Recipient”), (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21(a)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded Vessel Assets” shall mean any property or assets of an Excluded Vessel Subsidiary and the Equity Interests issued by such Excluded Vessel Subsidiary.

“Excluded Vessel Subsidiary” shall mean (a) each entity listed on Schedule 1.01(c), (b) any other entity or special purpose vehicle established for the purpose of (i) acquiring, constructing, improving, owning, operating, replacing or repairing marine vessels and (ii) entering into and negotiating all agreements and other arrangements in connection with New Vessel Financings and (c) any other entity or special purpose vehicle established for the purpose of owning an entity or special purpose vehicle described in clause (b); provided that no Person shall be designated as or shall be an Excluded Vessel Subsidiary if it owns a Vessel that is, or is intended as of the Closing Date to be, a Mortgaged Vessel.

“Existing Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement, dated as of March 27, 2018 (as may be amended, restated, supplemented or otherwise modified from time to time prior to the date hereof), among Lindblad Expeditions, LLC, a Delaware limited liability company, Lindblad Maritime Enterprises, Ltd., an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands, Lindblad Expeditions Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the lenders and as collateral agent.

“Existing Indebtedness” shall mean all Indebtedness (including the Export Credit Facilities) of Holdings and its Restricted Subsidiaries in existence on the Closing Date and set forth on Schedule 6.01.

“Export Credit Facilities” shall mean each of the credit facilities provided for in (i) the senior secured credit agreement, dated as of January 8, 2018, among Holdings, LEX Endurance Ltd., as borrower, Citibank, N.A., London Branch, as mandated lead arranger, global co-ordinator, ECA agent, and collateral agent, Citibank Europe plc, UK Branch, as administrative agent, Eksportkreditt Norge AS, as a lender, and the banks and financial institutions party thereto, in their capacities as commercial tranche lenders, GIEK-covered tranche lenders and credit support providers, as applicable (together, the “Finance Parties”), and (ii) the senior secured credit agreement, dated as of April 8, 2019, among Holdings, Lindblad Bluewater II Limited, as borrower, and the Finance Parties, in each case, as amended and restated, modified, renewed, extended, supplemented, refunded, replaced, restructured in any manner (whether upon or after termination or otherwise) or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including one or more agreements, facilities (whether or not in the form of a debt facility or commercial paper facility), securities or instruments, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior credit agreement.

“Fair Market Value” shall mean (i) for any determination of Fair Market Value of any marine vessel, the fair market value set forth for such marine vessel in the most recent appraisal delivered or required to be delivered pursuant to Section 5.06(c) and (ii) for any other purpose, the value that would be paid by a willing buyer to an unaffiliated willing seller, determined in good faith by a Financial Officer of the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, with respect to Revolving Loans only, such rate shall not be less than 0.00%.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer, or controller of such person (or any person having the same functional responsibility as any of the foregoing).

“First Lien Debt” shall mean:

(a)         the Notes and the related guarantees;

(b)         the Obligations and the related guarantees;

(c)         any other Pari Passu Debt;

(d)         all fees, expenses and all other obligations under the First Lien Documents, whether or not allowed or allowable in a bankruptcy, insolvency, receivership or other similar proceeding; and

(e)         all obligations arising with respect to any of the foregoing, including, without limitation, principal, premium, interest (including post-petition interest at the rate provided in the relevant First Lien Document, whether or not a claim for post-petition interest is allowable in an applicable bankruptcy, insolvency, receivership or other similar proceeding), fees, indemnifications, expenses and other obligations and guarantees of the foregoing.

“First Lien Documents” shall mean, collectively, this Agreement, the Indenture and each of the other agreements, documents and instruments providing for or evidencing any First Lien Debt, and any other document or instrument executed or delivered at any time in connection with any First Lien Debt, including any security documents securing any First Lien Debt and any intercreditor or joinder agreement among holders of First Lien Debt, to the extent such are effective at the time, in each case as may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time.

“First Lien Net Leverage Ratio” shall mean, on any date of determination, with respect to Holdings and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) Total Debt of Holdings and its Restricted Subsidiaries secured by a Lien on any asset or property of any Loan Party that is not subordinated to the Liens securing the Obligations on such date less the unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the Calculation Period most recently ended.

“Fixed Amounts” shall have the meaning assigned to such term Section 1.04(i).

“Fixed Charge Coverage Ratio” shall mean with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries which are Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a Financial Officer of the Borrower) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the pro forma calculation of Fixed Charges shall not give effect to (i) any Permitted Debt incurred on the Calculation Date pursuant to Section 6.01(b) or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds of Permitted Debt.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)         acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four- quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a Financial Officer of the Borrower and may include anticipated expense and cost reduction synergies that would be permitted to be included in a pro forma prepared in accordance with Regulation S-X under the U.S. Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(b)         the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)         the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries which are Restricted Subsidiaries following the Calculation Date;

(d)         any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(e)         any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(f)          if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(a)         the consolidated interest expense (net of interest income) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt discount (but not debt issuance costs), non-cash interest payments, the interest component of deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(b)         the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalized during such period; plus

(c)         any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries; plus

(d)         the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of any Restricted Subsidiary, other than dividends on Equity Interests payable to Holdings or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such Person, expressed as a decimal, as estimated in good faith by a Financial Officer of the Borrower.

Notwithstanding any of the foregoing, Fixed Charges shall not include any payments on any operating leases.

“Fixed Incremental Amount” shall have the meaning assigned to such term in Section 2.24(a).

“Floor” shall mean a rate of interest equal to 0.00%.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date or, if later, the expiration of any grace periods, for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $1,000,000 by the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by the Borrower or any of their Subsidiaries, or the imposition on the Borrower or any of their Subsidiaries of any fine, excise Tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $1,000,000.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any benefit plan that under applicable law (other than the laws of the United States of America) is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Government” shall mean the United States government or any department or agency thereof.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with an acquisition.

“Guarantee Agreement” shall mean the Guarantee Agreement dated as of February 4, 2022 among the Loan Parties party thereto and the Administrative Agent.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and similar regulated ozone-depleting substances, and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by any Environmental Law.

“Hedge Bank” shall mean any person that is party to a Hedging Agreement that is a Lender or an Agent or an Affiliate of a Lender or an Agent, in its capacity as a party to such Hedging Agreement.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedging Agreement.

“Holdings” shall have the meaning assigned to such term in the Preamble hereof.

“Immaterial Subsidiary” shall mean, on any date of determination, any Subsidiary with (i) total assets equal to or less than 2.5% of total assets of Holdings and its Restricted Subsidiaries on a consolidated basis and (ii) gross revenues equal to or less than 2.5% of total consolidated gross revenues of Holdings and its Restricted Subsidiaries, in each case as determined in accordance with GAAP, and with respect to revenue, for the immediately preceding four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.04; provided, that at no time shall all Immaterial Subsidiaries so designated by Holdings have (i) total assets equal to or greater than 5.0% of total assets of Holdings and its Restricted Subsidiaries on a consolidated basis and (ii) gross revenues equal to or greater than 5.0% of total consolidated gross revenues of the Holdings and its Restricted Subsidiaries, in each case as determined in accordance with GAAP, and with respect to revenue, for the immediately preceding four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.04.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Borrowing” shall mean a Borrowing comprised of Incremental Revolving Loans.

“Incremental Loan Amount” shall have the meaning assigned to such term in Section 2.24(a).

“Incremental Maturity Date” shall have the meaning assigned to such term in Section 2.24(b)(A).

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans of such Lender.

“Incremental Lender” shall mean a Lender with an Incremental Revolving Credit Commitment.

“Incremental Revolving Loans” shall mean any revolving loans made to the Borrower by one or more Lenders pursuant to an Incremental Revolving Credit Commitment.

“incur” shall have the meaning assigned to such term in Section 6.01(a).

“Incurrence-Based Amounts” shall have the meaning assigned to such term in Section 1.04(i).

“Indebtedness” of any person shall mean, without duplication, any indebtedness of such Person (excluding accrued expenses and trade payables):

(a)         in respect of borrowed money;

(b)         evidenced by bonds, notes, debentures or similar instruments for which such Person is responsible or liable;

(c)         representing reimbursement obligations in respect of letters of credit, bankers’ acceptances or similar instruments (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(d)         representing Capital Lease Obligations;

(e)         representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed;

(f)          representing any Hedging Obligations; and

(g)         representing Attributable Debt;

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The term “Indebtedness” shall not include:

(a)         anything accounted for as an operating lease in accordance with GAAP as at the date of this Agreement;

(b)         contingent obligations in the ordinary course of business;

(c)          in connection with the purchase by Holdings or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

(d)         deferred or prepaid revenues;

(e)          purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the applicable seller; or

(f)          any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(a).

“Indenture” shall mean the Indenture, dated as of February 4, 2022, among the Borrower, the guarantors named therein, the Notes Trustee and the Collateral Trustee.

“Information” shall have the meaning assigned to such term in Section 9.15.

“Initial Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Revolving Lender to make Revolving Loans hereunder as set forth on Schedule 2.01(a), or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.07(b).

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, beginning with the last Business Day of March 2022 and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months (or, if agreed to by the Administrative Agent and all of the applicable Lenders, 12 months) thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as Investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Holdings’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 6.03(d). The acquisition by Holdings or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 6.03(d). Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(a)          securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)         debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries;

(c)          investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)         corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse AG, Cayman Islands Branch, in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.22(i) or 2.22(k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Judgment Currency” shall have the meaning assigned to such term in Section 9.18(b).

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.22.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn stated amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements in respect of Letters of Credit that have not yet been reimbursed at such time. The L/C Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time; provided that if at any time more than one Class of Revolving Credit Commitments are outstanding, the L/C Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time allocated to the applicable Class of Revolving Credit Commitments.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment at such time.

“Laws” shall mean, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” shall have the meaning assigned to such term in Section 1.04(h).

“LCT Test Date” shall have the meaning assigned to such term in Section 1.04(h).

“Lead Arrangers” shall mean CSLF, JPMorgan Chase Bank, N.A. and Citibank, N.A., each in its capacity as joint lead arranger and joint bookrunner for the Revolving Credit Facility.

“Lenders” shall mean (a) the persons listed on Schedule 2.01(a) (other than, in each case, any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), (b) any person that has become a party hereto pursuant to an Assignment and Acceptance in accordance with Section 2.21(a) or Section 9.04(b) and (c) unless the context shall otherwise require, any person that becomes an Additional Lender in accordance with Section 2.23 or an Incremental Lender in accordance with Section 2.24. For purposes of Section 2.14, Section 2.15, Section 2.21, Article III through Article VI and Article IX of this Agreement, unless the context otherwise requires, “Lenders” shall include any “Issuing Bank.”

“Letter of Credit” shall mean any standby letter of credit and any commercial letter of credit issued pursuant to Section 2.22.

“Leverage Covenant” shall mean the financial covenant set forth in Section 6.09(a).

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Acquisition” shall mean any Permitted Investment in any assets, business or person, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Transaction Agreement” shall mean, with respect to any Limited Condition Transaction, the definitive acquisition documentation in respect thereof.

“Limited Condition Transactions” shall mean (a) any Limited Condition Acquisition and (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Liquidity Covenant” shall mean the financial covenant set forth in Section 6.09(b).

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, any Incremental Assumption Agreement, any Refinancing Amendment, each Loan Modification Agreement and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent, Holdings, the other Loan Parties and one or more Accepting Lenders.

“Loan Modification Offer” shall have the meaning assigned to such term in Section 2.25(a).

“Loan Obligations” shall have the meaning assigned to such term in the definition of “Obligations”.

“Loan Parties” or “Loan Party” shall mean Holdings, the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the Revolving Loans. Unless the context shall otherwise require, the term “Loans” shall include any Incremental Revolving Loans or Other Loans.

“Management Advances” shall mean loans and advances to future, present or former directors, employees, officers, members of management and consultants, their respective estates, executors, administrators, heirs, family members, legatees, distributees, spouses, former spouses, domestic partners and former domestic partners of Holdings and its Restricted Subsidiaries (i) for bona fide business purposes, (ii) to purchase Equity Interests of Holdings, in an aggregate amount for all such loans and advances made by Holdings and the Restricted Subsidiaries not to exceed $1,500,000 at any time outstanding and (iii) to purchase Equity Interests of Holdings (other than Disqualified Stock), so long as, in the case of this clause (iii), a cash amount equal to such loans or advances is promptly reinvested in Holdings.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business results of operations or financial condition of Holdings and the Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document or (c) a material impairment of the rights and remedies available to the Lenders, the Administrative Agent or the Collateral Trustee under any Loan Document in accordance with the terms hereof.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings and the Restricted Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” shall mean any Restricted Subsidiary of Holdings that is not an Immaterial Subsidiary.

“Maturity Date” shall mean (a) February 4, 2027; provided that if the aggregate principal amount of the Notes is not refinanced to have a scheduled maturity date that is at least 91 calendar days after February 4, 2027 or repaid in full prior to the date that is 90 days prior to the stated maturity date thereof, the Maturity Date shall be such date or (b) with respect to any Lender that has extended its Revolving Credit Commitment pursuant to Section 2.25, the extended maturity date set forth in the Permitted Amendment pursuant to which such maturity date was extended (subject to the proviso in clause (a) above).

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Vessel Owning Subsidiary” shall mean at any time any Restricted Subsidiary of the Borrower that owns a marine vessel that is or is required to become a Mortgaged Vessel under the terms of this Agreement and the Security Documents. As of the Closing Date, the Mortgaged Vessel Owning Subsidiaries and the Mortgaged Vessels owned by each are as follows:

Mortgaged Vessel Owning Subsidiary	Jurisdiction of Organization	Mortgaged Vessel	Vessel Flag
SPEX Sea Bird Ltd.	Nevada	National Geographic Sea Bird	USA

Metrohotel Cia. Ltd.	Ecuador	National Geographic Endeavour II	Ecuador

Marventura De Turismo Cia. Ltd.	Ecuador	National Geographic Islander	Ecuador

LEX Explorer LLC	Nevada	National Geographic Explorer	Bahamas

Fillmore Pearl Cayman (II), Ltd.	Cayman Islands	National Geographic Orion	Bahamas

LEX Quest LLC	Nevada	National Geographic Quest	USA

SPEX Sea Lion, Ltd.	Nevada	National Geographic Sea Lion	USA

LEX Venture LLC	Nevada	National Geographic Venture	USA

“Mortgaged Vessels” shall mean at any time, but subject to the provisions of Section 5.12 hereof, the marine vessels of the Borrower and the Guarantors that are subject to a Lien under the Security Documents. The Mortgaged Vessels shall consist of the following marine vessels (as defined in the respective Mortgage) as of the Closing Date:

Vessel Name	Flag
National Geographic Sea Bird	USA

National Geographic Sea Lion	USA

National Geographic Endeavour II	Ecuador

National Geographic Islander	Ecuador

National Geographic Explorer	Bahamas

National Geographic Orion	Bahamas

National Geographic Quest	USA

National Geographic Venture	USA

“Mortgages” shall mean (a) the mortgages, charges, deeds of trust, assignments of leases and rents, modifications and other security documents delivered on or around the Closing Date or pursuant to Section 5.12(a) and (b) the mortgages and other security documents granting a Lien on any Mortgaged Vessel to secure the Obligations, in the case of each of clauses (a) and (b), each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Vessel Aggregate Secured Debt Cap” shall mean the sum of each of the New Vessel Secured Debt Caps (with such New Vessel Aggregate Secured Debt Cap to be expressed as the sum of the euro and U.S. dollar denominations of the New Vessel Secured Debt Caps reflected in the New Vessel Aggregate Secured Debt Cap).

“New Vessel Financing” shall mean any financing arrangement (including any sale and leaseback transaction) entered into by the Borrower or any Restricted Subsidiary for the purpose of financing or refinancing all or any part of the purchase price, cost of design or construction and any related Ready for Sea Costs of a Vessel or Vessels or the acquisition of Capital Stock of Persons owning or to own a Vessel or Vessels.

“New Vessel Secured Debt Cap” shall mean, in respect of a New Vessel Financing, no more than 80% of the contract price or prices, as applicable, or, in the case of a refinancing, 80% of the Fair Market Value, in respect of the Vessel or Vessels and any other Ready for Sea Cost of the related Vessel or Vessels (and 100% of any related export credit insurance premium), expressed in euros or U.S. dollars, as the case may be, being financed or refinanced by such New Vessel Financing.

“Notes” shall mean the Borrower's 6.750% Senior Secured Notes due 2027 issued pursuant to the Indenture.

“Notes Trustee” shall mean Wilmington Trust, National Association, in its capacity as trustee for the Notes.

“Obligations” shall mean (a) the obligation of the Borrower to pay (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Revolving Credit Commitments, Revolving Credit Exposure, Revolving Loans or Other Loans made to the Borrower and each amount required to be made in respect of any Letter of Credit, including payments in respect of reimbursement of all L/C Disbursements, interest thereon and obligations to provide cash collateral for any Letter of Credit (all of the foregoing, collectively, the “Loan Obligations”), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations in respect of Loan Obligations of the Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), solely as they relate to the Loan Obligations, (b) the due and punctual payment and performance of all the obligations in respect of Loan Obligations of Holdings and each Subsidiary Guarantor under or pursuant to this Agreement and each of the other Loan Documents solely as they relate to the Loan Obligations and (c) the due and punctual payment and performance of all Secured Hedging Obligations and Secured Cash Management Obligations of Holdings, the Borrower or any Subsidiary Guarantor; provided that the term “Obligations” shall specifically exclude Excluded Hedging Obligations.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower or Holdings, as applicable, by a Responsible Officer thereof.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Loan Commitments” shall mean the Other Revolving Credit Commitments.

“Other Loans” shall mean the Other Revolving Loans.

“Other Revolving Credit Commitments” shall mean one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” shall mean the Revolving Loans made pursuant to any Other Revolving Credit Commitment.

“Other Taxes” shall mean any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt of perfection of a security interest under, or otherwise with respect to, any Loan Document, except, with respect to the Administrative Agent, any Lender or Issuing Bank, any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(a)) as a result of a present or future connection between such person and the jurisdiction imposing such Tax.

“Pari Passu Debt” shall mean any Indebtedness of the Borrower or the Guarantors that is secured equally and ratably by a lien on substantially the same assets which secure the Obligations (including the Notes (together with the related guarantees of the guarantors thereof) and any additional notes issued under the Indenture).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Payment Recipient” shall have the meaning assigned to it in Section 8.02(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Periodic Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR”.

“Permitted Amendments” shall mean any or all of the following: (a) the extension of the final maturity date and/or scheduled amortization of the applicable Loans and/or Commitments of the Accepting Lenders, (b) changes in the Applicable Rate and/or Fees or, if any, other fees payable with respect to the applicable Loans and/or Commitments of the Accepting Lenders, (c) the inclusion of additional fees to be payable to the Accepting Lenders, (d) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to treat the modified Loans and Commitments of the Accepting Lenders as a new Class of Loans and Commitments for all purposes under this Agreement and the other Loan Documents and (e) other terms that are, taken as a whole, not less favorable to the Lenders of any Affected Class (as determined by the Borrower in good faith after consultation with the Administrative Agent).

“Permitted Bond Hedge Transaction” shall mean any call options or capped call options referencing the Capital Stock of Holdings or any direct or indirect parent of Holdings purchased by the issuer of Convertible Debt to hedge such entity’s obligations to deliver Capital Stock and/or pay cash under such Convertible Debt, which call options are either “capped” or are purchased concurrently with the entry by Holdings or any direct or indirect parent of Holdings into a Permitted Warrant Transaction, in either case on terms that are customary for “call spread” transactions entered in connection with the issuance of convertible or exchangeable debt securities.

“Permitted Business” shall mean (a) in respect of Holdings and its Restricted Subsidiaries, any businesses, services or activities engaged in or proposed to be engaged in (as described in the final offering memorandum in respect of the Notes dated January 20, 2022) by Holdings or any of the Restricted Subsidiaries on the Closing Date and (b) any businesses, services and activities engaged in by Holdings or any of the Restricted Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Permitted Debt” shall have the meaning assigned to such term in Section 6.01(b).

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower (which may be guaranteed by any Loan Party) in the form of one or more series of senior secured loans; provided that (a) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of outstanding Revolving Loans or Revolving Credit Commitments, (b) such Indebtedness is secured by all or a portion of the Collateral on a pari passu basis with the Obligations and is not secured by any property or assets other than the Collateral, (c) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal or have mandatory redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such loans prior to the maturity date of such Refinanced Debt, (d) the security agreements relating to such Indebtedness are substantially the same as the Security Documents or are not materially more favorable (taken as a whole) to the holders of such loans than the analogous Security Documents, (e) such Indebtedness is not Guaranteed by any person that is not a Loan Party and (f) on the date of incurrence of such Refinancing Debt, the holders of such Indebtedness (or their representative) and the Administrative Agent shall enter into the Collateral Trust Agreement or a customary subordination and/or intercreditor agreement, the material terms of which shall be reasonably acceptable to the Administrative Agent and the Borrower.

“Permitted Investments” shall mean:

(a)          any Investment in Holdings or any Restricted Subsidiary;

(b)          any Investment in cash, Cash Equivalents or Investment Grade Securities;

(c)          any Investment by Holdings or any Restricted Subsidiary in a Person; provided that:

(i)          such Person shall be in a line of business permitted under Section 6.13 with respect to the Borrower and the Restricted Subsidiaries;

(ii)          both immediately before and after giving effect to such Investment, no Event of Default shall have occurred and be continuing; and

(iii)         as a result of such Investment, such Person becomes a Restricted Subsidiary or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary;

(d)          any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with this Agreement;

(e)          any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

(f)          any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g)          Investments in receivables owing to Holdings or any Restricted Subsidiary created or acquired in the ordinary course of business;

(h)          Investments represented by Hedging Obligations, which obligations are permitted by Section 6.01(b)(xi);

(i)          repurchases of the Notes;

(j)          any Guarantee of Indebtedness permitted to be incurred under Section 6.01;

(k)          any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and set forth on Schedule 6.03 and any Investment consisting of an extension, modification or renewal of any Investment (except to the extent such modification is permitted under this Agreement) existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Agreement;

(l)          Investments acquired after the Closing Date as a result of the acquisition by Holdings or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into Holdings or any of its Restricted Subsidiaries in a transaction that is not prohibited by this Agreement after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(m)          (i) Management Advances and (ii) advances of payroll payments to directors, officers, employees, members of management and consultants in the ordinary course of business;

(n)          Investments consisting of the licensing and contribution of intellectual property rights pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(o)          Investments consisting of, or to finance the acquisition, purchase, charter or leasing or the construction, installation or the making of any improvement with respect to any asset (including Vessels) or purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights, licenses or leases of intellectual property rights, in each case, in the ordinary course of business (including, for the avoidance of doubt any deposits made to secure the acquisition, purchase or construction of, or any options to acquire, any Vessel);

(p)          Investments in joint ventures or Unrestricted Subsidiaries; provided that the aggregate amount of all such Investments (without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, loan or advance) minus the amount of cash (and the fair market value of other assets) returned or repaid with respect to such Investments shall not exceed the greater of (i) $20,000,000 and (ii) 2.5% of Total Tangible Assets of Holdings for the most recently ended Calculation Period at the time of such Investment;

(q)          Investments in joint ventures or similar arrangements in which Holdings or any of its Restricted Subsidiaries holds an Investment existing on the Closing Date; provided that such Investments are made in the ordinary course of business;

(r)          guarantees of passenger volume or port fees in the ordinary course of business;

(s)          any bareboat charter, lease or similar arrangements between or among Holdings, any of its Restricted Subsidiaries and/or any joint venture or similar arrangement;

(t)          other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (t) that are at the time outstanding not to exceed (A) with respect to any Investment made on or before the first anniversary of the Closing Date, the greater of (i) $25,000,000 and (ii) 2.5% of Total Tangible Assets of Holdings for the most recently ended Calculation Period at the time of such Investment and (B) with respect to any Investment made thereafter, the greater of (i) $60,000,000 and (ii) 5.0% of Total Tangible Assets of Holdings for the most recently ended Calculation Period at the time of such Investment; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 5.14 such Investment, if applicable, shall thereafter be deemed to have been made pursuant to clause (a) or (c) of the definition of “Permitted Investments” and not this clause; and

(u)          other Investments in an amount such that the Total Net Leverage Ratio on a pro forma basis as of the last day of the most recently ended Calculation Period at the time of such Investment, is less than or equal to 2.50 to 1.00; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 5.14 such Investment, if applicable, shall thereafter be deemed to have been made pursuant to clause (a) or (c) of the definition of “Permitted Investments” and not this clause.

“Permitted Liens” shall mean:

(a)          Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(i);

(b)          Liens in favor of the Borrower or any of the Guarantors;

(c)          Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with Holdings or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger or consolidation, were not incurred in contemplation thereof and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with or into or consolidated with Holdings or any Restricted Subsidiary;

(d)          Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds, credit card processing arrangements (including in connection with any cash collateral, escrow or reserve requirements) or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit, bankers’ acceptances or similar instruments issued to assure payment of such obligations);

(e)          Liens on any property or assets (other than Mortgaged Vessels) of Holdings or any Restricted Subsidiary for the purpose of securing Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness, in each case, incurred pursuant to Section 6.01(b)(v) in connection with the financing of all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of property, plant or equipment or other assets (including Capital Stock) used in the business of Holdings or any of its Restricted Subsidiaries; provided that any such Lien may not extend to any assets or property owned by Holdings or any of its Restricted Subsidiaries at the time the Lien is incurred other than (i) the assets (including Vessels) and property acquired, improved, constructed, leased or financed (provided that to the extent any such Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness relate to multiple assets or properties, then all such assets and properties may secure any such Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness) and (ii) to the extent such Lien secures financing in connection with the purchase of a Vessel or Related Vessel Property;

(f)          Liens existing on the Closing Date (other than Liens securing the Notes and the Guarantees thereof) and set forth on Schedule 6.02;

(g)          Liens for taxes, assessments or governmental charges or claims that (x) are not yet due and payable or (y) are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(h)          (i) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP; (ii) with respect to Vessels: (x) Liens fully covered (in excess of customary deductibles) by valid policies of insurance and (y) Liens for crew’s wages and general average and salvage, including contract salvage; (iii) Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution; (iv) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations or in connection with performance bonds, surety bonds or statutory obligations or letters of credit to support the same, or with respect to workers’ compensation claims; (v) deposits to secure the performance of bids, sales, tenders, trade contracts (other than for Indebtedness), liability to insurance carriers, leases (other than Capital Lease Obligations), statutory obligations, surety, release, appeal or similar bonds, performance bonds, self-insurance programs and other obligations of a like nature incurred in the ordinary course of business; zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially interfere with the ordinary conduct of the business of Holdings or any of its Subsidiaries and (vi) utility and similar deposits in the ordinary course of business;

(i)          survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(j)          Liens created for the benefit of (or to secure) the Notes (or the related Guarantees) issued on the Closing Date;

(k)          Liens securing Indebtedness under (i) Hedging Obligations, which obligations are permitted by Section 6.01(b)(xi) and (ii) Cash Management Obligations, which obligations are permitted by Section 6.01(b)(xvi);

(l)          Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(m)          Liens arising out of judgments, attachments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings;

(n)          Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(o)          Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(p)          Leases, licenses, subleases and sublicenses of assets in the ordinary course of business and Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;

(q)          Liens on cash deposited in a bank account owned by Holdings or a Restricted Subsidiary to secure Indebtedness represented by letters of credit of Holdings or such Restricted Subsidiary that is permitted to be incurred pursuant to Section 6.01(b)(iii);

(r)          (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which Holdings or any Restricted Subsidiary has easement rights or on any real property leased by Holdings or any Restricted Subsidiary and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(s)          Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(t)          Liens on Unearned Customer Deposits (i) in favor of credit card companies pursuant to agreements therewith consistent with industry practice and (ii) in favor of customers;

(u)          (i) pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of Holdings’ or any Restricted Subsidiary’s business or operations as Liens only for Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists; (ii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; (iii) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other financial institutions in the ordinary course of business; and (iv) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(v)          (i) Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by Holdings or a Restricted Subsidiary on condition that the cash paid into such escrow account in relation to a disposal does not represent more than 15% of the net proceeds of such disposal and (ii) Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by Holdings or any of its Restricted Subsidiaries to a seller after the consummation of an acquisition;

(w)          Liens incurred in the ordinary course of business of Holdings or any Restricted Subsidiary arising from vessel chartering, maintenance, the furnishing of supplies and bunkers to vessels;

(x)          Liens on any property or assets of Holdings or any of its Restricted Subsidiaries securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xvii); provided that such Lien extends only to (i) the assets (including Vessels), purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of which is financed thereby and any proceeds or products thereof, (ii) to the extent such Lien secures financing in connection with the purchase of a Vessel, Related Vessel Property and (iii) if such purchase is made by an Excluded Vessel Subsidiary, Excluded Vessel Assets;

(y)          Liens securing an aggregate principal amount of Indebtedness not to exceed the aggregate amount of Indebtedness permitted to be incurred pursuant to Section 6.01(b)(vi); provided that such Lien extends only to Vessels (other than Mortgaged Vessels), Excluded Vessel Assets, Related Vessel Property (other than in respect of a Mortgaged Vessel) and related purchase price, lease expense, rental payments or cost of design, construction, installation or improvement and any proceeds or products thereof;

(z)          Liens created on any asset of Holdings or a Restricted Subsidiary established to hold assets of any stock option plan or any other management or employee benefit or incentive plan or unit trust of Holdings or a Restricted Subsidiary securing any loan to finance the acquisition of such assets;

(aa)          any Lien consisting of rights reserved to or vested in any Governmental Authority by any statutory provision or regulation;

(bb)          the rights reserved or vested in persons by the terms of any lease, license, franchise, grant or permit held by Holdings or any of its Restricted Subsidiaries or by a statutory provision, term terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(cc)          (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, (ii) contractual Liens of suppliers (including sellers of goods) to the extent limited to property or assets relating to such contract, (iii) contractual or statutory Liens of governmental or other customers to the extent limited to the property or assets relating to such contract, and (iv) Liens in favor of governmental bodies to secure advance or progress payments pursuant to any contract or statute;

(dd)          Liens (i) on Equity Interests in joint ventures, Unrestricted Subsidiaries or Excluded Vessel Subsidiaries; provided such Liens secure Indebtedness of such joint venture, Unrestricted Subsidiary or Excluded Vessel Subsidiary, as applicable, (ii) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned Subsidiaries and (iii) consisting of any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Equity Interests of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(ee)          Liens incurred by Holdings or any Restricted Subsidiary with respect to obligations that do not exceed the greater of (i) $20,000,000 and (ii) 2.5% of Total Tangible Assets at any one time outstanding;

(ff)          Liens securing an aggregate principal amount of Indebtedness not to exceed the maximum principal amount of Indebtedness that, as of the date such Indebtedness was incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Net Leverage Ratio of Holdings to be greater than 3.25 to 1.00; provided that on the date of incurrence of such Indebtedness that is secured by Liens on the Collateral, the holders of such Indebtedness (or their representative) shall enter into the Collateral Trust Agreement or a customary subordination and/or intercreditor agreement, as applicable, the material terms of which shall be reasonably acceptable to the Administrative Agent and the Borrower;

(gg)          Liens arising from financing statement filings (or similar filings in any applicable jurisdiction) regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(hh)          Liens on the Equity Interests of Unrestricted Subsidiaries;

(ii)          Liens on Vessels under construction securing Indebtedness of shipyard owners and operators;

(jj)          Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings; and

(kk)          any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (jj) (but excluding clauses (e), (q) and (ee)); provided that (x) any such Lien (i) is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or (ii) in the case of Liens securing Indebtedness incurred pursuant to Section 6.01(b)(vi) is limited to Vessels, Excluded Vessel Assets, Related Vessel Property and related purchase price, lease expense, rental payments or cost of design, construction, installation or improvement and any proceeds or products thereof and (y) the Indebtedness secured by such Lien at such time (i) is not increased to any amount greater than the sum of the outstanding principal amount or, if greater, committed amount of such Indebtedness at the time the original Lien became a Permitted Lien under the Indenture and an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal, refinancing or replacement or (ii) would otherwise be permitted to be incurred under Section 6.01(b)(vi) and secured by a Lien pursuant to clause (y); provided, further, however, that in the case of any Liens to secure any extension, renewal, refinancing or replacement of Indebtedness secured by a Lien referred to in clause (y), the principal amount of any Indebtedness incurred for such extension, renewal, refinancing or replacement shall be deemed secured by a Lien under clause (y) and not this clause (kk) for purposes of determining the principal amount of Indebtedness permitted to be secured by Liens pursuant to clause (y).

For purposes of determining compliance with this definition, (u) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (v) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower may classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (w) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (x) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest and the accretion of accreted value, (y) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a percentage of Total Tangible Assets at the time of incurrence of such Indebtedness or other obligations, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause the percentage of Total Tangible Assets to be exceeded if calculated based on the Total Tangible Assets on the date of such refinancing, such percentage of Total Tangible Assets shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a dollar amount, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause such dollar amount to be exceeded, such dollar amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

“Permitted Re-Flagging Jurisdiction” shall mean (i) any state of the United States of America, the District of Columbia or any territory of the United States of America, (ii) the Commonwealth of The Bahamas, (iii) the Cayman Islands, (iv) Ecuador (v) Panama, (vi) Bermuda, (vii) the Isle of Man, (viii) the Marshall Islands, (ix) Malta, (x) the United Kingdom, (xi) Curaçao, (xii) Liberia, (xiii) Barbados, (xiv) Singapore, (xv) Hong Kong, (xvi) the Commonwealth of Australia, (xvii) Cyprus, and (xviii) any member state of the European Economic Area as of the issue date and any states that may accede to the European Economic Area following the Closing Date.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)          the aggregate principal amount (or accreted value, if applicable), or if issued with original issue discount, aggregate issue price, or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of the Indebtedness renewed, refunded, refinanced, replaced, exchanged, defeased or discharged (plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing);

(b)          such Permitted Refinancing Indebtedness has (a) a final maturity date that is either (i) no earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (ii) after the Latest Maturity Date and (b) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(c)          if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to this Agreement or the Guarantees, as the case may be, such Permitted Refinancing Indebtedness is subordinated in right of payment to this Agreement or the Guarantees, as the case may be, on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and

(d)          such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary that is not a Guarantor if the Borrower or a Guarantor is the issuer or other primary obligor on the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged.

“Permitted Warrant Transaction” shall mean any call option in respect of the Capital Stock of Holdings or any direct or indirect parent of Holdings sold by Holdings (or any such parent) concurrently with any Permitted Bond Hedge Transaction.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, exempted company, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01(c).

“Pledged Collateral” shall mean any promissory notes, stock certificates or other certificated securities now or hereafter included in the Collateral, including all certificates, instruments or other documents representing or evidencing any such Collateral.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by the Lender acting as Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Principal” shall mean Mr. Sven-Olof Lindblad.

“Principal-Related Party” shall mean:

(a)          any immediate family member of the Principal; or

(b)          any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consists of the Principal and/or such other Persons referred to in the immediately preceding clause (a)

“Pro Forma Basis” shall mean on a basis in accordance with Section 1.04.

“Pro Forma Calculation Date” shall have the meaning assigned to such term in Section 1.04(a).

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower is in compliance with the Leverage Covenant as of the most recently completed Calculation Period on a Pro Forma Basis.

“Pro Forma Effect” shall mean with respect to any Limited Condition Transaction, or other event, as applicable, giving effect to such Limited Condition Transaction, or other event on a Pro Forma Basis.

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Productive Asset Lease” shall mean any lease or charter of one or more Vessels (other than leases or charters required to be classified and accounted for as a capital leases under GAAP).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“QFC” shall have the meaning assigned to such term in Section 9.25.

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.25.

“Rating Agency” shall mean (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate debt securities or debt instruments, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3- l(c)(2)(vi)(F) under the Exchange Act selected by the Borrower as a replacement agency for Moody’s or S&P, as the case may be.

“Ratio Incremental Amount” shall have the meaning assigned to such term in Section 2.24(a).

“Ready for Sea Cost” shall mean with respect to a Vessel to be acquired, constructed or leased (pursuant to a Capital Lease Obligation) by Holdings or any Restricted Subsidiary, the aggregate amount of all expenditures incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease, which would be classified as “property, plant and equipment” in accordance with GAAP and any assets relating to such Vessel

“Recipient” shall have the meaning assigned to such term in the definition of “Excluded Taxes”.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing” shall mean the unconditional and irrevocable (a) repayment, termination, discharge and/or defeasance in full of all outstanding indebtedness and other obligations under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), (b) termination of all commitments to lend under the Existing Credit Agreement and (c) release and termination of all guarantees, Liens, pledges, mortgages and security interests granted in connection with the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement).

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) Holdings, (c) the Administrative Agent and (d) each Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.23.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Indemnified Person” of an indemnified person shall mean (a) any controlling person or controlled affiliate of such indemnified person, (b) the respective directors, officers, or employees of such indemnified person or any of its controlling persons or controlled affiliates and (c) the respective agents of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such indemnified person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Agreement and the Loans.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Vessel Property” shall mean, for any Vessel, (x) any cash deposited in a bank account owned by Holdings or a Restricted Subsidiary representing prepayments of principal and interest of the relevant financing for such Vessel for up to one year, (y) any insurance policies or proceeds relating to such Vessel (whether incurred by way of pledge or assignment of such policies or proceeds thereof or otherwise) and (z) any warranty claims of Holdings or a Restricted Subsidiary (whether incurred by way of pledge or assignment of such claims or otherwise) against a contractor or developer of any such Vessel.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure or facility.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Assets” shall mean (i) non-current assets that will be used or useful in a Permitted Business or (ii) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary. To the extent that the assets that were the subject of the Asset Sale constituted Collateral, such Replacement Assets shall also constitute Collateral.

“Replacement Vessel” shall mean a Vessel that has a Fair Market Value equal to or greater than the Vessel subject to such Asset Sale or Event of Loss.

“Required Lenders” shall mean, at any time, Lenders having Loans, L/C Exposure and unused Commitments representing more than 50% of the sum of all Loans outstanding, L/C Exposure and unused Commitments at such time; provided that the Loans, L/C Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.03(a).

“Restricted Subsidiary” shall mean any Subsidiary of Holdings other than an Unrestricted Subsidiary and, for the avoidance of doubt, shall include the Borrower.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitments” shall include the Initial Revolving Credit Commitment, Incremental Revolving Credit Commitments and Other Revolving Credit Commitments.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure with respect to Letters of Credit issued under the Revolving Credit Commitments.

“Revolving Credit Facility” shall mean the revolving loan facilities provided for by this Agreement.

“Revolving Credit Utilization” shall mean, at any time, (x) the aggregate principal amount at such time of all outstanding Revolving Loans, plus the aggregate L/C Exposure with respect to Letters of Credit issued under the Revolving Credit Commitments (other than (a) undrawn Letters of Credit in an amount not to exceed $3,000,000 and (b) Letters of Credit to the extent cash collateralized or backstopped (whether drawn or undrawn) on terms reasonably acceptable to the applicable Issuing Bank) as a percentage of (y) the Total Revolving Credit Commitment.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(a), Section 2.01(b) and Section 2.24. Unless the context shall otherwise require, the term “Revolving Loans” shall include any Incremental Revolving Loans or Other Loans in the form of revolving loans.

“S&P” shall mean Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Sanctioned Person” shall mean any of the following: (i) an entity or individual named on the Specially Designated Nationals and Blocked Persons List and the Foreign Sanctions Evaders List maintained by OFAC and any similar list maintained by the Department of State; (ii) an entity that is 50-percent or more owned, directly or indirectly, by an entity or individual, or two or more entities or individuals, described in (i) above; (iii) an entity or individual named on the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury or on the consolidated list of persons, groups and entities subject to EU financial sanctions currently available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm; (iv) an entity or individual that is owned or controlled by an entity or individual described in (iii) above; or (v) (A) the government of a Designated Jurisdiction, or (B) an entity domiciled or resident in a Designated Jurisdiction.

“Sanctions” shall mean any economic sanctions laws or regulations administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, the United Kingdom (including Her Majesty’s Treasury) or other relevant similar sanctions authority.

“Secured Cash Management Obligations” shall mean all Cash Management Obligations of the Borrower or any other Loan Parties or their respective subsidiaries that are (a) owed to a Cash Management Bank, (b) owed on the Closing Date to a person that is a Cash Management Bank as of the Closing Date or (c) owed to a person that is a Cash Management Bank at the time such obligations are incurred.

“Secured Hedging Obligations” shall mean all obligations under each Hedging Agreement that (a) is in effect on the Closing Date between the Borrower or any other Loan Party or their respective subsidiaries and a Hedge Bank or (b) is entered into after the Closing Date between the Borrower or any other Loan Party or their respective subsidiaries and any Hedge Bank at the time such Hedging Agreement is entered into, for which the Borrower or such Loan Party or their respective subsidiaries agrees to provide security, in each case that has been designated to the Administrative Agent and the Collateral Trustee in writing by the Borrower as being a Secured Hedging Obligation for the purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent and the Collateral Trustee as its agent or collateral trustee, as the case may be, under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article VIII and Section 9.05 as if it were a Lender.

“Secured Net Leverage Ratio” shall mean, on any date of determination, with respect to Holdings and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) Total Debt of Holdings and its Restricted Subsidiaries secured by a Lien on any asset or property of the Borrower or any other Loan Party on such date less the unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the Calculation Period most recently ended.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Trustee, the Lenders, the Issuing Bank, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Agents from time to time pursuant to Article VIII, and the other persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Documents” shall mean the Collateral Trust Agreement, the Guarantee Agreement, the Collateral Agreement, the Mortgages, the account control agreements with respect to Holdings, the Borrower and the Subsidiary Guarantors and each of the security agreements, mortgages and other instruments and documents with respect to Holdings, the Borrower and the Subsidiary Guarantors granting any Lien executed and delivered pursuant thereto or pursuant to Sections 5.12 or 5.17.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Solvent” shall mean (a) the sum of the present debt and liabilities (including subordinated and contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and its Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of Holdings and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the debt and liabilities (including subordinated and contingent liabilities) of Holdings and its Subsidiaries as they become absolute and matured; (c) the capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business (taken as a whole) as contemplated on the Closing Date and as proposed to be conducted following the Closing Date; and (d) Holdings and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability shall be the amount that, in light of all of the facts and circumstances existing as of the Closing Date, represents the amount that would reasonably be expected to become an actual and matured liability.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Equity Contribution” shall mean any contribution to the common equity of Holdings and/or any other purchase or investment in an Equity Interest of Holdings (other than Disqualified Stock) the proceeds of which are contributed to the Borrower as common equity.

“Specified Incremental Loan Commitments” shall have the meaning assigned to such term in Section 2.24(a).

“Specified Incremental Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” shall mean any subsidiary of Holdings or the Borrower, as applicable.

“subsidiary” shall mean, with respect to any specified Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof), and (b) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” shall mean, individually or collectively, as applicable, each Subsidiary of Holdings (other than, for the avoidance of doubt, the Borrower) that is or becomes a party to the Guarantee Agreement as required by Section 5.12 of this Agreement, unless and until released as a Subsidiary Guarantor in accordance with this Agreement or the Guarantee Agreement.

“Supported QFC” shall have the meaning assigned to such term in Section 9.25.

“Syndication Agents” shall mean CSLF, JPMorgan Chase Bank, N.A. and Citibank, N.A., each in its capacity as syndication agent for the Revolving Credit Facility.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean:

(a)              for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)              for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Adjustment” shall mean, for any calculation with respect to a SOFR Loan, a percentage per annum as set forth below for the applicable Interest Period therefor:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” shall mean the date on which (i) the Commitments have expired or been terminated, (ii) the principal amount of and all interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document and all other Obligations then due and payable (other than contingent indemnification obligations for which no claim has been made and obligations and liabilities with respect to Secured Hedging Obligations and Secured Cash Management Obligations) shall have been paid in full in cash and (iii) all Letters of Credit have been canceled or have expired (or collateralized in a manner reasonably satisfactory to the Issuing Bank) and all amounts drawn thereunder have been reimbursed in full.

“Total Assets” shall mean the total assets of Holdings and its Subsidiaries that are Restricted Subsidiaries, as shown on the most recent balance sheet of Holdings, determined on a consolidated basis in accordance with GAAP.

“Total Debt” shall mean, at any time, the total aggregate principal amount of all Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit that have not been reimbursed within two (2) Business Days after the date of such drawing, Capital Lease Obligations and other purchase money Indebtedness of Holdings and the Restricted Subsidiaries that would appear on a balance sheet at such time, determined on a consolidated basis in accordance with GAAP.

“Total Loss” shall mean the total loss, destruction, condemnation, confiscation, requisition, seizure or forfeiture of, or other taking of title or use of, a Vessel.

“Total Net Leverage Ratio” shall mean, on any date of determination, with respect to Holdings and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) Total Debt of Holdings and its Restricted Subsidiaries on such date less the unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the Calculation Period most recently ended; provided that, during the Annualization Period and solely for purposes of determining compliance with the Leverage Covenant, “Consolidated EBITDA” shall mean the greater of (x) Annualized EBITDA for the applicable Calculation Period and (y) Consolidated EBITDA for the applicable Calculation Period..

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The Total Revolving Credit Commitment as of the Closing Date is $45,000,000.

“Total Tangible Assets” shall mean the Total Assets excluding consolidated intangible assets.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted Term SOFR and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unearned Customer Deposits” shall mean amounts paid to Holdings or any of its Subsidiaries representing customer deposits for unsailed bookings (whether paid directly by the customer or by a credit card company).

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the Closing Date, until such person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 5.14.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56).

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“U.S. Special Resolution Regime” shall have the meaning assigned to such term in Section 9.25.

“U.S. Subsidiary Guarantors” shall mean each Domestic Subsidiary of Holdings (other than, for the avoidance of doubt, the Borrower) that is or becomes a party to the Guarantee Agreement as required by Section 5.12 of this Agreement, unless and until released as a Subsidiary Guarantor in accordance with this Agreement or the Guarantee Agreement.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.20(f)(3).

“Vessel” shall mean a passenger cruise vessel which is owned by and registered (or to be owned by and registered) in the name of the Borrower or any of its Restricted Subsidiaries or operated or to be operated by the Borrower or any of its Restricted Subsidiaries, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” of any specified Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ or foreign nationals’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02         Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or therein), (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wish to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825 (or any other Financial Accounting Standard or Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any of their respective Subsidiaries at “fair value”, as defined therein.

Section 1.03         Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Borrowing”).

Section 1.04         Certain Calculations. (a) For purposes of (i) determining compliance with the Leverage Covenant or Pro Forma Compliance at any time or (ii) the calculation of any financial ratios or tests (including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio) (collectively, the “Applicable Calculations”), the following shall apply except to the extent duplicative of any other adjustments pursuant to this Section 1.04 or to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, event or circumstance, as applicable, and except that when calculating actual compliance (and not Pro Forma Compliance) with the Leverage Covenant, the events described in this Section 1.04 that occurred subsequent to the end of the applicable Calculation Period shall be given Pro Forma Effect.

(a)              In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness subsequent to the commencement of the Calculation Period for which the Applicable Calculations are being calculated and on or prior to the date on which the event for which the Applicable Calculations are being calculated occurs or as of which the calculation is otherwise made (the “Pro Forma Calculation Date”), then the Applicable Calculations will be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Calculation Period; provided that in calculating the Total Net Leverage Ratio as of the Pro Forma Calculation Date or the last day of the Calculation Period, the amount of outstanding Indebtedness shall be calculated based upon the amount outstanding as of the Pro Forma Calculation Date or such last day of the Calculation Period, as the case may be, giving Pro Forma Effect to the incurrence or repayment of any such Indebtedness on such date.

(b)              If since the beginning of the Calculation Period any person (that subsequently became a Restricted Subsidiary of any Borrower or was merged with or into any Borrower or any Restricted Subsidiary of any Borrower since the beginning of such period) shall have made any transaction that would have required adjustment pursuant to this Section 1.04, then the Applicable Calculations shall be calculated giving Pro Forma Effect thereto for such period as if such transaction had occurred at the beginning of the applicable Calculation Period.

(c)              In calculating the Applicable Calculations, any person that is a Restricted Subsidiary on the applicable Pro Forma Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such Calculation Period.

(d)              In calculating the Applicable Calculations, any person that is not a Restricted Subsidiary on the applicable Pro Forma Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such Calculation Period.

(e)              For purposes of determining Pro Forma Compliance if such calculation is being performed prior to the last day of the first Calculation Period for which the Leverage Covenant is required to be satisfied, the levels required for such first Calculation Period shall be deemed to apply in determining compliance with such covenant.

(f)              In calculating the Applicable Calculations, Unrestricted Subsidiaries shall be disregarded.

(g)              For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio), such financial ratio or test shall, except as expressly permitted under this Agreement, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(h)              Notwithstanding anything to the contrary herein, when (a) calculating any applicable ratio, Consolidated Net Income or Consolidated EBITDA in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of an Investment or the making of a Restricted Payment, (b) determining compliance with any provision of this Agreement which requires that no Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representation or warranties set forth herein or (d) determining the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of an Investment or the making of a Restricted Payment, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (a), (b), (c) and (d) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness, and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Calculation Period ending prior to the LCT Test Date for which financial statements have been (or are required to be) delivered pursuant to Section 5.04, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless an Event of Default pursuant to paragraph (b) or (c) of Article VII, or, solely with respect to the Borrower, paragraph (g) or (h) of Article VII shall be continuing on the date such Limited Condition Transaction is consummated. For the avoidance of doubt, (i) if, following the LCT Test Date, any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transactions, such ratios and other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction, unless, other than if an Event of Default pursuant to paragraph (b) or (c) of Article VII, or, solely with respect to the Borrower, paragraph (g) or (h) of Article VII, shall be continuing on such date, the Borrower elects, in its sole discretion, to test such ratios and compliance with such conditions on the date such Limited Condition Transaction is consummated. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder (other than actual compliance with the Leverage Covenant) on or following the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated, the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or the date the Borrower makes an election pursuant to clause (ii) of the immediately preceding sentence, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Stock, and the use of proceeds thereof) had been consummated on the LCT Test Date; provided that for purposes of any Restricted Payment or payment of Indebtedness, such ratio, basket or compliance with any other provision hereunder shall also be tested as if such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Stock, and the use of proceeds thereof) had not been consummated.

(i)              Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amounts.

Section 1.05         Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Revolving Loans, extended Loans made pursuant to Section 2.25, or Loans in connection with any Permitted First Priority Refinancing Debt and Permitted Unsecured Refinancing Debt or Loan Modification Offer or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.06         Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07         Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article II

The Credits

Section 2.01         Commitments. Subject to the terms and conditions and relying upon the representations and warranties set forth herein:

(a)              Each Lender with an Initial Revolving Credit Commitment agrees, severally and not jointly, to make Revolving Loans to the Borrower at any time and from time to time on or after the Closing Date, and until the earlier of the Maturity Date and the termination of the Initial Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Initial Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans; provided that if at any time more than one Class of Revolving Credit Commitments are outstanding, any such borrowing, payment, prepayment or reborrowing shall be allocated ratably according to the Pro Rata Percentages of each Lender without regard to the Class of Revolving Credit Commitments held by such Lender.

(b)              Each Lender with an Incremental Revolving Credit Commitment agrees, severally and not jointly, to make Incremental Revolving Loans to the Borrower at any time and from time to time on or after the date of effectiveness of the Incremental Revolving Credit Commitment, and until the earlier of the Incremental Maturity Date and the termination of the Incremental Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Incremental Revolving Credit Exposure exceeding such Lender’s Incremental Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Incremental Revolving Loans; provided that if at any time more than one Class of Incremental Revolving Credit Commitments are outstanding, any such borrowing, payment, prepayment or reborrowing shall be allocated ratably according to the Pro Rata Percentages of each Incremental Lender without regard to the Class of Incremental Revolving Credit Commitments held by such Incremental Lender.

Section 2.02         Loans.

(a)              Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for the Loans deemed made pursuant to Section 2.02(e), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $1,000,000 (except with respect to any Incremental Borrowing, to the extent otherwise provided in the related Incremental Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.

(b)              Subject to Sections 2.02(e), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan, nor the right of such Lender to receive all payments of interest and principal with respect to such Loan, in each case in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight SOFR Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)              Except with respect to the Loans made pursuant to Section 2.02(e), each Lender shall make each Loan required to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)              Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)              If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.22(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Lender shall pay by wire transfer of immediately available dollars to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and 4.01(c) have been satisfied, such amount shall be deemed to constitute an ABR Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.22(e) prior to the time that any Lender makes any payment pursuant to this paragraph (e); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

Section 2.03         Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(e) as to which this Section 2.03 shall not apply; or a conversion or continuation of a Borrowing pursuant to Section 2.10), the Borrower shall deliver to the Administrative Agent a written Borrowing Request (a) in the case of a SOFR Borrowing, not later than 12:00 (noon), New York City time, three U.S. Government Securities Business Days before a proposed Borrowing (or as otherwise agreed by the Administrative Agent in its sole discretion), and (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of a proposed Borrowing. Each such Borrowing Request shall be irrevocable (except for Borrowing Requests conditioned on the consummation of an acquisition permitted hereunder), and shall specify the following information: (i) whether the Borrowing then being requested is to be an Incremental Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a SOFR Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a SOFR Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any SOFR Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04              Evidence of Debt; Repayment of Loans.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower, as applicable, to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in the matters referred to in paragraphs (b) and (c) above, the records of the Administrative Agent shall control in the absence of manifest error.

(e)           Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall promptly execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in a form to be agreed with the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05              Fees.

(a)           The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including as set forth in the Agent Fee Letter.

(b)           The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year, beginning with the last Business Day of March 2022, and on each date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, the Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c)           The Borrower agrees to pay (i) to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year, beginning with the last Business Day of March 2022, and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Rate from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of SOFR Loans pursuant to Section 2.06, and (ii) to the Issuing Bank on the last Business Day of March, June, September and December of each year, beginning with the last Business Day of March 2022, with respect to each Letter of Credit, a fronting fee equal to 0.125% per annum (or such other amount as agreed between the Borrower and the Issuing Bank) on the outstanding face amount of the Letter of Credit issued, together with the standard issuance, amendment, renewal, extension and drawing fees specified from time to time by the Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)           All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06              Interest on Loans.

(a)           Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365/366 days and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate in effect from time to time.

(b)           Subject to the provisions of Section 2.07, the Loans comprising each SOFR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate in effect from time to time.

(c)           Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted Term SOFR for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(d)           In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.07             Default Interest. Notwithstanding the foregoing, at any time after the occurrence and during the continuance of an Event of Default pursuant to paragraph (g) or (h) of Article VII, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, then the overdue Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, payable on demand at a rate per annum equal to, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

Section 2.08             Alternate Rate of Interest. Subject to Section 2.11, in the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a SOFR Borrowing the Administrative Agent shall have determined that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to Lenders of making and maintaining such Loan, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a SOFR Borrowing (or for a SOFR Borrowing of the Affected Class, as applicable) pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error. Subject to Section 2.11, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

Section 2.09              Termination and Reduction of Commitments.

(a)           The Initial Revolving Credit Commitments shall automatically terminate on the Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Initial Revolving Credit Commitments and (ii) the date that is five Business Days prior to the Maturity Date.

(b)           Upon at least three Business Days’ prior written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments; provided, however, that (i) each partial reduction of each of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $3,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time; provided, further, such notice may be conditioned upon the effectiveness of other credit facilities or the receipt of proceeds or the issuance of debt or the occurrence of any other transaction, in which case, such notice may be revoked if such other credit facilities do not become effective, such proceeds are not received, such debt is not issued or such other transaction is not consummated. The Administrative Agent shall promptly advise the Lenders of any notice given (and the contents thereof) pursuant to this Section 2.09.

(c)           Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments; provided that if at any time more than one Class of Revolving Credit Commitments are outstanding, any such reduction or termination shall be allocated ratably according to the Pro Rata Percentages of each Lender without regard to the Class of Revolving Credit Commitments held by such Lender (unless the Incremental Assumption Agreement or the Refinancing Amendment creating any additional Class of Revolving Credit Commitments provides that the Revolving Credit Commitments maturing at an earlier date than such additional Revolving Credit Commitments may be reduced or terminated on a greater than pro rata basis, in which case such Revolving Credit Commitments shall be reduced or terminated according to the terms thereof). The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees (if any) on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

Section 2.10             Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any SOFR Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three U.S. Government Securities Business Days prior to conversion or continuation, to convert any ABR Borrowing into a SOFR Borrowing or to continue any SOFR Borrowing as a SOFR Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three U.S. Government Securities Business Days prior to conversion, to convert the Interest Period with respect to any SOFR Borrowing to another permissible Interest Period, subject in each case to the following:

(i)           each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)           if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii)           each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any SOFR Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv)           if any SOFR Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v)           any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a SOFR Borrowing;

(vi)           any portion of a SOFR Borrowing that cannot be converted into or continued as a SOFR Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vii)          upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a SOFR Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower request be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a SOFR Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a SOFR Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a SOFR Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given (and the contents thereof) pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

Section 2.11             Benchmark Replacement Setting.

(a)           Benchmark Replacement.

Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)           Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

(d)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)           Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

Section 2.12             Optional Prepayment.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three U.S. Government Securities Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of SOFR Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) on the day of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000. The Administrative Agent shall promptly advise the Lenders of any notice given (and the contents thereof) pursuant to this Section 2.12.

(b)           Optional prepayments of Loans shall be allocated between the Loans of each Class as directed by the Borrower.

(c)           Each notice of prepayment shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing (or portion thereof) to be prepaid and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, such notice may be conditioned upon the effectiveness of other credit facilities or the receipt of proceeds or the issuance of debt or the occurrence of any other transaction, in which case, such notice may be revoked if such other credit facilities do not become effective, such proceeds are not received, such debt is not issued or such other transaction is not consummated. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13             Mandatory Prepayments. In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and replace, cause to be canceled or collateralize in a manner reasonably satisfactory to the Issuing Bank with respect to all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings and, after the Revolving Credit Borrowings shall have been repaid or prepaid in full, replace, cause to be canceled or collateralize in a manner reasonably satisfactory to the Administrative Agent and the Issuing Bank with respect to Letters of Credit in an amount sufficient to eliminate such excess.

Section 2.14             Reserve Requirements; Change in Circumstances.

(a)           Notwithstanding any other provision of this Agreement, if any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender; (ii) subject any Lender to any Taxes (other than (A) Excluded Taxes, (B) Indemnified Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on such Lender any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or increase the cost to any Lender or the Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender, upon demand such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction in the amount received or receivable.

(b)           If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth in reasonable detail the basis for and the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)           Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed; provided that no Lender shall claim any compensation under this Section unless such Lender is generally seeking similar compensation from similarly situated borrowers.

Section 2.15             Change in Legality.

(a)           Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to give effect to its obligations as contemplated hereby with respect to any such Loan, by written notice to the Borrower and to the Administrative Agent:

(i)           such Lender may declare that SOFR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into SOFR Loans, whereupon any request for a SOFR Borrowing (or to convert an ABR Borrowing to a SOFR Borrowing or to continue a SOFR Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a SOFR Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)           such Lender may require that all outstanding SOFR Loans made by it be converted to ABR Loans, in which event all such SOFR Loans shall be automatically converted to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”) as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the SOFR Loans that would have been made by such Lender or the converted SOFR Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such SOFR Loans.

(b)           For purposes of this Section 2.15, notices to the Borrower by any Lender shall be effective as to each SOFR Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such SOFR Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.16             Funding Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any SOFR Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any SOFR Loan to an ABR Loan, or the conversion of the Interest Period with respect to any SOFR Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any SOFR Loan to be made by such Lender (including any SOFR Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this sentence being called a “Breakage Event”). In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the SOFR Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth in reasonable detail the basis for and the calculation of the amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error.

Section 2.17             Pro Rata Treatment. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, and as required or contemplated under Sections 2.15 or 2.24, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

Section 2.18             Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.19             Payments.

(a)           The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars (except as provided in Section 2.13), without setoff, defense or counterclaim. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the Issuing Bank) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. All payments received by the Administrative Agent after 12:00 (noon) New York City time, shall be deemed received on the next Business Day (in the Administrative Agent’s sole discretion) and any applicable interest shall continue to accrue. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender. Each payment to be made by the Borrower hereunder shall be made in dollars (except as provided in Section 2.13).

(b)           Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

Section 2.20             Taxes.

(a)           Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes. If any applicable law (as determined in the good faith discretion of the Administrative Agent or any Loan Party) requires the deduction or withholding of any Tax from any such payment by an applicable Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the sum payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions have been made (including deductions applicable to additional sums payable under this Section), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           The Loan Parties shall severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and the calculation of the amount of such payment or liability delivered to the Borrower (with a copy to the Administrative Agent) by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d)           Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (ii) the full amount of any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)           As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)           (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that the relevant Borrower is a U.S. Person,

(A)          each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and duly executed original copies of IRS Form W-9 or successor form certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter after the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           two accurate, complete, original and signed copies of IRS Form W-8ECI or successor form;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Holdings within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or BEN-E, as applicable; or

(4)           in the case of such a Foreign Lender that is not the beneficial owner of payments hereunder (including a partnership or a participating Lender), (x) two accurate, complete, original and signed copies of IRS Form W-8IMY or successor form on behalf of itself and (y) an IRS Form W-8ECI or W-8BEN or BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D on behalf of such beneficial owner(s);

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any change in circumstances which would modify or render invalid any form or certification provided pursuant to this Section 2.20, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           At no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other person.

(h)            Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)             For purposes of this Section 2.20, the term “applicable law” includes FATCA.

Section 2.21       Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a)            In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender becomes a Defaulting Lender or (v) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender, as the case may be, and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (v) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (x) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (y) in the case of clause (v) above, the applicable Eligible Assignee shall have consented to the applicable amendment, waiver or modification and (z) the Borrower or such Eligible Assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto including any amounts under Sections 2.14, 2.16 and 9.05 (as to events arising prior to the date of assignment); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance (provided that any Assignment and Acceptance executed and delivered by the Administrative Agent pursuant to the power of attorney granted hereby shall be in the form of Exhibit B) necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a). The Administrative Agent shall promptly notify the applicable Lender in respect of any Assignment and Acceptance pursuant to this Section 2.21.

(b)            If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

Notwithstanding the foregoing, no Lender shall seek compensation under Section 2.14 or 2.15 unless such Lender is generally seeking similar and proportionate compensation from similarly situated borrowers.

Section 2.22       Letters of Credit.

(a)            General. The Borrower may request the issuance of a Letter of Credit denominated in dollars for their own accounts or for the account of any Restricted Subsidiaries (in which case the Borrower and such Restricted Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect; provided that, for the avoidance of doubt, neither Credit Suisse AG, Cayman Islands Branch nor any of its Affiliates shall be required to issue documentary or commercial (as opposed to standby) Letters of Credit. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the aggregate L/C Exposure of all Lenders shall not exceed $5,000,000, (ii) the aggregate LC Exposure of any Issuing Bank, after giving effect to such issuance, shall not exceed the LC Commitment of such Issuing Bank and (iii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c)            Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed; provided, further, that any such Letter of Credit may expire after the Maturity Date so long as it is a condition to the issuance of such Letter of Credit that the Borrower, at least 10 days prior to the Maturity Date, collateralizes (by means of cash or letters of credit) such Letter of Credit on terms reasonably acceptable to the Issuing Bank and, in such event, acceptance by the Issuing Bank of collateral in respect of such Letter of Credit will relieve each Lender of its obligation to participate in such Letter of Credit after the termination of the Revolving Credit Commitments in accordance with this Agreement.

(d)            Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(e) in dollars. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement on or prior to the later of (1) the Business Day immediately following the day on which the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made and (2) the Business Day after the day on which such payment is actually made.

(f)             Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i)            any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)            the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Restricted Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iii)            any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)            payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit; and

(v)            any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

The foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that have been determined in a final, non-appealable judgment of a court of competent jurisdiction to be caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Bank.

(g)            Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such L/C Disbursement.

(h)            Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(e), at the rate per annum that would apply to such amount if such amount were an ABR Loan.

(i)             Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j)             Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day after it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Administrative Agent, for the benefit of the Lenders, an amount in cash equal to 103% of the L/C Exposure as of such date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)            Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender that has agreed to act as an issuing bank under the terms of this Agreement, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender and any and all references to “the Issuing Bank” in this Agreement and the other Loan Documents shall be deemed to refer to all and/or any of the Issuing Banks, as the context requires.

Section 2.23       Refinancing Amendments. At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the outstanding Revolving Loans (or unused Revolving Credit Commitments) under this Agreement, in the form of Other Revolving Loans (or Other Revolving Credit Commitments), pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) shall be secured by the Collateral, and Guaranteed by the Guarantors, on a pari passu basis with the Obligations pursuant to the Security Documents and shall not be secured by any property or assets other than Collateral or Guaranteed by any person other than a Guarantor and (ii) will have a maturity date that is not prior to the maturity date of Revolving Credit Commitments being refinanced.

(a)            The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in paragraphs (b) and (c) of Section 4.01 and, except as otherwise specified in the applicable Refinancing Amendment, the Administrative Agent shall have received (with sufficient copies for each of the Additional Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02, other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion that are reasonably satisfactory to the Administrative Agent.

(b)            Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.23 shall be in an aggregate principal amount not less than $5,000,000 and an integral multiple of $1,000,000 in excess thereof unless such amount represents the total outstanding amount of the Refinanced Debt or the Administrative Agent otherwise consents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.

(c)            Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to reflect the existence of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and to otherwise effect the provisions of this Section 2.23.

Section 2.24       Incremental Revolving Loans.

(a)            The Borrower may, by written notice delivered to the Administrative Agent from time to time on one or more occasions after the Closing Date, request Incremental Revolving Credit Commitments in an aggregate principal amount for all such Incremental Revolving Credit Commitments of up to, at any time, (i) the greater of $50,000,000 and 50% of Consolidated EBITDA of the last day of the most recent Calculation Period minus the aggregate principal amount of Indebtedness incurred under Section 6.01(b)(i)(B) (which shall not be reduced by any amount incurred in reliance on the Ratio Incremental Amount, the “Fixed Incremental Amount”), plus (ii) an unlimited amount, so long as, after giving effect to such Incremental Revolving Loans (and assuming that such Incremental Revolving Loans have been fully drawn) and the use of proceeds thereof, the First Lien Net Leverage Ratio calculated on a Pro Forma Basis shall be equal to or less than 3.25 to 1.00 (the “Ratio Incremental Amount” and, together with the Fixed Incremental Amount, the “Incremental Loan Amount”). Such notice shall set forth (x) the amount of the Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Loan Amount), (y) the date on which such Incremental Loan Commitments are requested to become effective (which shall not be less than 5 Business Days nor more than 60 days after the date of such notice, unless the Administrative Agent shall otherwise agree) and (z) whether such Incremental Revolving Credit Commitments are commitments to make additional Revolving Loans or revolving loans with terms different from the Loans (loans with different terms from the Loans being referred to herein as “Specified Incremental Loans” and such commitments, “Specified Incremental Loan Commitments”), as applicable.

(b)            The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of each Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of any Incremental Revolving Loans to be made thereunder; provided that (i) without the prior written consent of the Required Lenders,

(A)            the final maturity date of any Incremental Revolving Loans shall be no earlier than the Latest Maturity Date (such date, the “Incremental Maturity Date”);

(B)            the interest rate margins applicable to any Incremental Revolving Loan will be determined by the Borrower and the applicable Incremental Lenders;

(C)            all representations and warranties set forth in Article III and in each other Loan Document shall be true, correct and complete in all material respects on and as of the date of effectiveness of any Incremental Assumption Agreement and with the same effect as though made on and as of such date; provided that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true, correct and complete in all respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true, correct and complete in all respects on and as of the date of effectiveness of any Incremental Assumption Agreement or on such earlier date, as the case may be;

(D)            no Default or Event of Default shall exist or would exist immediately after giving effect thereto;

(E)            the Incremental Revolving Loans shall have the same guarantees as, and be secured on a pari passu basis by the same Collateral securing the existing Loans; and

(F)            all fees and expenses owing in respect of such increase to the Administrative Agent and the Lenders shall have been paid; and

(ii) all terms and documentation with respect to any Incremental Revolving Loans which differ from those with respect to the Revolving Loans (except those terms set forth in clauses (b)(A), (B), (C) and (E) above), shall be reasonably satisfactory to the Administrative Agent; provided that, with respect to any Incremental Revolving Credit Commitment incurred for the primary purpose of financing a Limited Condition Transaction (“Acquisition-Related Incremental Commitments”), clauses (D) and (E) above shall be deemed to have been satisfied so long as (1) as of the date of effectiveness of the related Limited Condition Transaction Agreement, no Event of Default is in existence or would result from entry into such Limited Condition Transaction Agreement, (2) as of the date of the initial borrowing pursuant to such Acquisition-Related Incremental Commitment, no Event of Default under paragraphs (b), (c), (g) or (h) of Article VII is in existence immediately before or immediately after giving effect (including on a Pro Forma Basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof and (3) as of the date of the initial borrowing pursuant to such Acquisition-Related Incremental Commitment, customary “Sungard” representations and warranties (with such representations and warranties to be solely determined by the Lenders providing the Acquisition-Related Incremental Commitments and the Borrower) shall be true and correct in all material respects (or in all respects if qualified by materiality) immediately after giving effect to, the incurrence of such Acquisition-Related Incremental Commitment. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Credit Commitments and the Incremental Revolving Loans evidenced thereby.

(c)            Notwithstanding the foregoing, no Incremental Revolving Credit Commitment shall become effective under this Section 2.24 unless the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02, other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion that are reasonably satisfactory to the Administrative Agent.

(d)            Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Revolving Loans (other than Specified Incremental Loans), when originally made, are included in each Borrowing of outstanding Revolving Loans on a pro rata basis. This may be accomplished by requiring each outstanding SOFR Borrowing to be converted into an ABR Borrowing on the date of each Incremental Revolving Loan, or by allocating a portion of each Incremental Loan to each outstanding SOFR Borrowing on a pro rata basis. Any conversion of SOFR Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Loan is to be allocated to an existing Interest Period for a SOFR Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement.

(e)            The Borrower may seek commitments in respect of Incremental Revolving Loans from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, in consultation with the Administrative Agent, additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith; provided that the Administrative Agent shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional Lenders, if such consent would be required pursuant to Section 9.04 for an assignment of loans or commitments, as applicable, to such Additional Lender.

Section 2.25       Loan Modification Offers.

(a)            The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Loans and/or Commitments (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made (but without the consent of any other Lender or the Required Lenders).

(b)            The Borrower and each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Notwithstanding anything to the contrary herein, each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders of the Affected Class. Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 2.25 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and other closing certificates consistent with those delivered on the Closing Date under Section 4.02, other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion that are reasonably satisfactory to the Administrative Agent.

Section 2.26       Defaulting Lenders.

(a)            Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(b)            any amount payable to any Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder, (iii) third, to the funding of any Revolving Loan or the funding or cash collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in a deposit account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, as the Borrower may request, to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent, (vi) sixth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans in respect of L/C Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of any Defaulting Lender.

(c)            In the event that the Administrative Agent, the Borrower or the Issuing Bank, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold all Revolving Loans in accordance with the relevant Pro Rata Percentages. The rights and remedies against a Defaulting Lender under this Section 2.26 are in addition to other rights and remedies that the Borrower, the Administrative Agent, the Issuing Bank and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.26 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

(d)            The Commitment Fees shall cease to accrue on the unused portion of the Revolving Credit Commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to the Issuing Bank pursuant to clause (e)(v) below).

(e)            If any Lender has any L/C Exposure at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of such L/C Exposure shall be reallocated among the non-Defaulting Lenders with Revolving Credit Commitments in accordance with their respective Pro Rata Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures and L/C Exposure thereunder does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures herein for so long as such L/C Exposure is outstanding;

(iii)            if any portion of such Defaulting Lender’s L/C Exposure is cash collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the L/C Participation Fee or Commitment Fee with respect to such portion of such Defaulting Lender’s L/C Exposure so long as it is cash collateralized;

(iv)            if any portion of such Defaulting Lender’s L/C Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the L/C Participation Fee and Commitment Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Pro Rata Percentages of Revolving Credit Commitments (giving effect to such reallocation); and

(v)            if any portion of such Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.26(e), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, the Commitment Fee that otherwise would have been payable to such Defaulting Lender and the L/C Participation Fee payable with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Bank until such L/C Exposure is cash collateralized and/or reallocated.

(f)            So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with Section 2.26(b), and participations in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in accordance with their respective Pro Rata Percentages in the Revolving Credit Commitments (and Defaulting Lenders shall not participate therein).

Article III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

Section 3.01       Organization; Powers. Holdings, the Borrower and each of the Restricted Subsidiaries that is a Material Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such status or an analogous concept applies to such an organization), (b) has all requisite organizational power and authority to own its material property and assets and to carry on its business in all material respects, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrower, to borrow hereunder; except in the case of clause (a) or (c), to the extent the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 3.02       Authorization. The Loan Documents (a) have been duly authorized by the Loan Parties by all requisite corporate, limited liability company, and, if required, stockholder or other applicable action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents of the Loan Parties, (B) any order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their property is or may be bound or (ii) result in the creation or imposition of any Lien upon any property or assets of the Loan Parties (other than any Lien created hereunder or under the Security Documents), except in the case of clause (b)(i), to the extent the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 3.03       Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.04       Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or any other person is or will be required in connection with the execution, delivery or performance by the Loan Parties of this Agreement or any other Loan Document, except for (a) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages on statutory registers or otherwise and (c) such as either have been made or obtained and are in full force and effect or the failure to make or obtain the same would not reasonably be expected to have a Material Adverse Effect.

Section 3.05       Financial Statements; Projections. The Borrower has heretofore furnished to the Administrative Agent consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, audited by and accompanied by the opinion of Marcum LLP. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods subject to year-end adjustments and the absence of footnotes. Such financial statements were prepared in accordance with GAAP applied on a consistent basis except as otherwise noted therein.

Section 3.06       No Material Adverse Change. No event, change or condition has occurred that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, since September 30, 2021.

Section 3.07       Title to Properties; Intellectual Property.

(a)            The Borrower and each of the Restricted Subsidiaries has good and valid title to, or valid leasehold interests in, all its material properties and assets (excluding all of its Intellectual Property Rights but including its Mortgaged Vessels), except as would not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Permitted Liens.

(b)            The Borrower and its Restricted Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, inventions, trademarks, service marks, trade names, domain names, copyrights and registrations and applications for the foregoing, know-how, manufacturing processes, product designs, specifications, data, formulae, trade secrets and other intellectual property rights (collectively, the “Intellectual Property Rights”) that are necessary in all material respects for the conduct of its business as currently conducted (collectively, the “Company Intellectual Property Rights”), except for the failure to own, license or have the right to use which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), no material action, suit, arbitration, or legal, administrative or other proceeding (other than office actions or other proceedings in the ordinary course of prosecution before the United States Patent and Trademark Office or the United States Copyright Office or any foreign counterpart) is pending, or, to the knowledge of the Borrower, threatened in writing, which challenges the validity or effectiveness of any Company Intellectual Property Rights and which could reasonably be expected to have a Material Adverse Effect.

Section 3.08       Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. Except as would not, individually, or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents or Permitted Liens). As of the Closing Date, there are no Unrestricted Subsidiaries.

Section 3.09       Litigation; Compliance with Laws.

(a)            Except as set forth on Schedule 3.09(a), there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary or any business or material property of any such person (i) with respect to any Loan Document or (ii) which are reasonably likely to be adversely determined and, if so determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)            The Borrower and each of its Restricted Subsidiaries is in compliance with all applicable laws, statutes, ordinances, rules and regulations and has filed all applications and has obtained all licenses, permits and approvals or other regulatory authorizations of each Governmental Authority with regulatory authority over the activities of Holdings and its Restricted Subsidiaries, other than where the failure to so be in compliance, make such filings or obtain such authorizations would not reasonably be expected to have a Material Adverse Effect.

(c)            Since the Closing Date, there has been no change in the status of the matters disclosed on any of Schedule 3.09(a) that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.10       [Reserved].

Section 3.11       Federal Reserve Regulations.

(a)            None of Holdings, the Borrower or any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)            No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of buying or carrying Margin Stock or for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.12       Investment Company Act. None of Holdings, the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.13       Use of Proceeds. The proceeds of the Revolving Loans and issuance of the Letters of Credit will be used by the Borrower only for the purposes set forth in Section 5.08.

Section 3.14       Tax Returns. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and the Subsidiaries have filed or caused to be filed all U.S. federal and material state, local and non-U.S. Tax returns or materials required to have been filed by it and has paid or caused to be paid all material Taxes due and payable by it and all assessments received by it, except Taxes that may be paid without penalty or that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.15       No Material Misstatements. As of the Closing Date, no written information, reports, financial statements, exhibits or schedules (other than projections, estimates, general market or industry data), taken as a whole, furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished), contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that projections and pro forma financial information are based upon good faith estimates and assumptions believed to be reasonable by management at such time in the preparation of such information, report, financial statement, exhibit or schedule and when furnished; it being understood that such projections are inherently uncertain, are not a guarantee of financial performance, may vary from actual results, and that such variances may be material.

Section 3.16       Employee Benefit Plans.

(a)            Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect.

(b)            Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, neither the Borrower, nor its Affiliates nor any of their respective directors, officers, employees or agents has engaged in a transaction which would subject the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect.

Section 3.17       Environmental Matters.

(a)            Except as set forth in Schedule 3.17, or except as would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, which in either case remains outstanding, (ii) is subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability that remains outstanding.

(b)            Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that would reasonably be expected to result in a Material Adverse Effect.

Section 3.18       Insurance. Holdings and its Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in the good faith judgment of Holdings in accordance with normal industry practice.

Section 3.19       Security Documents.

(a)            Except as otherwise provided in Section 3.19(b) and Section 3.19(c), the Collateral Agreement creates in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral to the extent intended to be created thereby and required therein and (i) upon the taking of possession or control by the Collateral Trustee of the Pledged Collateral as required by the Collateral Agreement, the Liens created by the Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in such Pledged Collateral, in each case prior and superior in right to any other person, and (ii) when financing statements in appropriate form are accepted by the appropriate filing offices specified on Schedule 3.19(a), the Lien created under the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in all Collateral in which a security interest therein may be perfected by the filing of financing statements in such offices, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02 or the Collateral Agreement.

(b)            Upon the recordation of an intellectual property security agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, together with the financing statements or such other filings in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing financing statements or filings with the United States Patent and Trademark Office or the United States Copyright Office, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c)            The Mortgages are, or will be when entered into, effective to create in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Vessel thereunder, and when the Mortgages are duly filed with the applicable filing office and all related recording fees paid, the Mortgages shall constitute a fully perfected Lien on all right, title and interest of the Loan Parties in such Mortgaged Vessel, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02 or by such mortgage.

Section 3.20       Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened.

Section 3.21       Solvency. As of the Closing Date, the Borrower and its Subsidiaries on a consolidated basis are Solvent.

Section 3.22       USA PATRIOT Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act.

Section 3.23       OFAC. Neither Holdings, the Borrower, nor any of its Subsidiaries, nor, to the knowledge of Holdings, the Borrower and its Subsidiaries, any employee, agent, controlled affiliate or representative thereof, is an individual or entity that is a Sanctioned Person.

Section 3.24       Anti-Corruption Laws. Since January 1, 2014, Holdings and its Restricted Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation and are instituting and will maintain policies and procedures reasonably designed to promote and achieve compliance with such laws.

Section 3.25       No Default. No Default or Event of Default has occurred and is continuing.

Section 3.26       [Reserved].

Section 3.27       Mortgaged Vessels. Each Mortgaged Vessel (i) is owned and operated by a Guarantor, (ii) is operated in all material respects in compliance with all Requirements of Law, (iii) is in a class with no material outstanding recommendations in the case of each Mortgaged Vessel that is classified on the Closing Date, and (iv) is maintained in all material respects in accordance with all requirements set forth in the Security Documents. Each Mortgaged Vessel is covered by all such insurance as is required by the respective Mortgage with respect to such Mortgaged Vessel.

Section 3.28       Citizenship. Each U.S. Subsidiary Guarantor and the Borrower is a citizen of the United States, within the meaning of 46 U.S.C. §50501, eligible to own and operate marine vessels in the coastwise trade of the United States.

Article IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

Section 4.01       All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a)            The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.22(b).

(b)            All representations and warranties set forth in Article III and in each other Loan Document shall be true, correct and complete in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date; provided that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true, correct and complete in all respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true, correct and complete in all respects on and as of the date of such Credit Event or on such earlier date, as the case may be.

(c)            At the time of and immediately after such Credit Event and after giving effect to the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02       Conditions to Closing Date. The obligation of each Lender (including each Issuing Bank) to make Loans hereunder is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance reasonably satisfactory to the Administrative Agent) on the Closing Date:

(a)            The Administrative Agent shall have received, on behalf of itself, the Lenders, a customary written opinion, in each case (A) dated the Closing Date and (B) addressed to the Administrative Agent and the Lenders, of:

(i)            Skadden, Arps, Slate, Meagher & Flom LLP, United States counsel for the Borrower and the Guarantors;

(ii)           Foley & Lardner LLP, special U.S. counsel for the Borrower and the Mortgaged Vessel Owning Subsidiaries owning U.S. flag Mortgaged Vessels;

(iii)          Snell & Wilmer LLP, special Nevada counsel for the Guarantors organized under the laws of the State of Nevada;

(iv)          Conyers Dill & Pearman LLP, special Cayman Islands counsel for the Borrower and the Guarantors organized under the laws of the Cayman Islands; and

(v)           Quevedo & Ponce, special Ecuador counsel for the Guarantors organized under the laws of the Republic of Ecuador.

(b)            Holdings, the Borrower and the Lenders shall have delivered to the Administrative Agent an executed counterpart of this Agreement, the Borrower shall have delivered to the Administrative Agent an executed counterpart of the Agent Fee Letter and each Loan Party shall have delivered to the Administrative Agent and executed counterpart of each other Loan Document entered into on the Closing Date to the extent such Loan Party is a party thereto.

(c)            The Administrative Agent shall have received (i) a solvency certificate in the form of Exhibit E from the chief financial officer of the Borrower and (ii) a perfection certificate with respect to the Loan Parties relating to the Collateral.

(d)            The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or certificate of formation, as applicable, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or equivalent of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or a comparable government official, as applicable); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, memorandum and articles of association or other operating agreement, as applicable, of such Loan Party, including all amendments thereto, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or members, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, supplemented, rescinded or amended and are in full force and effect, and that no other resolutions have been adopted and no other actions have been approved by the board of directors or members, as applicable, of such Loan Party with respect to the transactions contemplated under the Loan Documents , (C) that the certificate or articles of incorporation, certificate of formation or other constitutional documentation, as applicable, of such Loan Party, and all such amendments thereto as in effect on the Closing Date, have not been amended since the date of the last amendment thereto as certified in accordance with clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(e)            (i) All fees and other compensation payable pursuant to the Engagement Letter shall have been paid and (ii) all other costs, fees, expenses and other compensation payable to the Lenders, the Administrative Agent, the Collateral Trustee or the Lead Arrangers on the Closing Date, including pursuant to this Agreement, or any other Loan Document, to the extent documented and invoiced in reasonable detail at least three Business Days prior to the Closing Date, shall have been paid.

(f)             The Lenders shall have received the financial statements referred to in Section 3.05.

(g)            At least three Business Days prior to the Closing Date, each Loan Party shall have provided to the Lenders all documentation and other information theretofore requested in writing by the Administrative Agent at least ten Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act.

(h)            The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in Sections 4.01(b) and (c).

(i)             The Refinancing shall have occurred (or shall occur substantially contemporaneously with the occurrence of the Closing Date).

(j)             The Administrative Agent shall have received, for the ratable account of each Lender, an upfront fee equal to 0.50% of such Lender’s Revolving Credit Commitment on the Closing Date.

(k)            The Indenture shall be in full force and effect, and the Notes thereunder shall have been issued.

Article V

Affirmative Covenants

Each of the Borrower and, with respect to Sections 5.12(a)(i) and 5.16, Holdings, covenants and agrees with each Lender that, at all times prior to the Termination Date, the Borrower and, with respect to Sections 5.12(a)(i) and 5.16, Holdings will, and will cause each of the Restricted Subsidiaries to:

Section 5.01       Existence; Compliance with Laws; Businesses and Properties.

(a)            Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) as otherwise expressly permitted under Section 6.05 or (ii) in the case of a Restricted Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations and registrations of and applications for patents, copyrights and trademarks material to the conduct of its business; provided, however, that neither the Borrower nor the Restricted Subsidiaries shall be required to obtain, preserve or extend any such rights, licenses, permits, franchises, authorizations and registrations of and applications for patents, copyrights and trademarks if the obtainment, preservation or extension thereof is no longer desirable in the conduct of the business of the Borrower and the Restricted Subsidiaries or the failure to obtain, preserve, renew, extend or keep in full force and effect thereof would not reasonably be expected to result in a Material Adverse Effect; comply in all material respects with all material applicable laws (including, without limitation, the USA PATRIOT Act, FCPA and OFAC), rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except as could not reasonably be expected to result in a Material Adverse Effect; and at all times take reasonable steps to maintain and preserve all tangible property material to the conduct of such business and keep such tangible property in good repair, working order and condition, ordinary wear and tear, obsolescence and casualty excepted, except as would not reasonably be expected to result in a Material Adverse Effect; provided that, with respect to the Mortgaged Vessels, the Borrower will, or will cause the Mortgaged Vessel Owning Subsidiaries to, maintain and keep such Mortgaged Vessels in such condition, repair and working order as is required by the Security Documents.

(c)            Do or cause to be done all things necessary to maintain each of the U.S. Subsidiary Guarantors and the Borrower, as a citizen of the United States, within the meaning of 46 U.S.C. §50501, eligible to own and operate marine vessels in the coastwise trade of the United States.

Section 5.02       Insurance.

(a)            Maintain such insurance, to such extent and against such risks as is prudent in the good faith judgment of the Borrower.

(b)            Cause all such policies covering any Collateral to be endorsed in a form reasonably satisfactory to the Administrative Agent.

(c)            If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require.

Section 5.03       Obligations and Taxes. Pay its indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof, except, in each case, where the failure to pay or perform such items would not reasonably be expected to have a Material Adverse Effect; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend enforcement of a Lien and, in the case of a Mortgaged Vessel, there is no risk of forfeiture of such property.

Section 5.04       Financial Statements, Reports, etc. Furnish to the Administrative Agent who will distribute to each Lender:

(a)            within 90 days after the end of each fiscal year ending after the Closing Date, (i) its consolidated balance sheet and related statements of income and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Marcum LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without an explanatory paragraph (or other explanatory language) to the standard report about whether there is substantial doubt about the entity’s ability to continue as a going concern other than with respect to any upcoming maturity date of the Loans and any refinancings and replacements thereof or potential non-compliance with any financial covenant contained in any other Indebtedness and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (except as otherwise expressly noted therein) consistently applied and (ii) a narrative report and management’s discussion and analysis of the financial condition and results of operations of Holdings and its consolidated Subsidiaries for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the delivery by the Borrower to the Administrative Agent of annual reports on Form 10-K shall satisfy the requirements of this Section 5.04(a) solely to the extent such annual reports include the information specified herein);

(b)            within 45 days after the end of each of the first three fiscal quarters of each fiscal year beginning March 31, 2022, (i) its consolidated balance sheet and related statements of income and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and, starting with the fiscal quarter ending March 31, 2022, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (except as otherwise expressly noted therein) consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) a narrative report and management’s discussion and analysis of the financial condition and results of operations of Holdings and its consolidated Subsidiaries for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the delivery by the Borrower to the Administrative Agent of quarterly reports on Form 10-Q shall satisfy the requirements of this Section 5.04(b) solely to the extent such quarterly reports include the information specified herein);

(c)            commencing with the first full calendar month ending after the Closing Date and ending with the calendar month ending September 30, 2022, within five (5) Business Days after the end of each such calendar month, a certificate from a Responsible Officer of Holdings setting forth reasonably detailed calculations (including specific delineations of the items described in the Liquidity Covenant) and demonstrating compliance with the Liquidity Covenant;

(d)            concurrently with any delivery of financial statements under paragraph (a) or (b) above in respect of any period ending after the Closing Date, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent of the First Lien Net Leverage Ratio for the applicable quarter; provided that the Borrower may elect not to include such calculations and the First Lien Net Leverage Ratio shall be deemed to be greater than 3.50:1.00 for purposes of the definition, and calculation, of “Commitment Fee”, (iii) to the extent that a Compliance Date has occurred, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Leverage Covenant for the applicable Calculation Period and (iv) together with each set of consolidated financial statements referred to in paragraph (a) or (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements;

(e)            within 90 days after the commencement of each fiscal year, a consolidated budget for such fiscal year and for each quarter within such fiscal year, including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year in a form customarily prepared by Holdings and, promptly when available, any revisions of such budget (that Holdings in good faith determines to be material);

(f)             promptly after the same become publicly available, copies of all periodic and other material reports, proxy statements and other materials, if any, filed by Holdings or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission (it being understood that information required to be delivered pursuant to this clause (f) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall be available on the website of the SEC at http://www.sec.gov);

(g)            promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(h)            promptly, such other non-privileged information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically.

Section 5.05       Litigation and Other Notices. Furnish to the Administrative Agent promptly after it is known to a Responsible Officer written notice, of the following:

(a)            any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)            the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Holdings, the Borrower or any Restricted Subsidiary which would reasonably be expected to result in a Material Adverse Effect; and

(c)            any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

The Administrative Agent shall distribute each written notice received by it under this Section 5.05 to each Lender.

Section 5.06       Information Regarding Collateral. Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, or (iii) in any Loan Party’s Federal Taxpayer Identification Number.

(a)            At the time of delivery of the financial statements required by Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth all the occasions on which any Loan Party has become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

(b)            If requested by the Administrative Agent (i) an operating report for the Mortgaged Vessels showing the current locations of such marine vessels or (ii) written notice of any charters of any Mortgaged Vessel and copies of such charter, in each case, not more than once per fiscal quarter.

(c)            On or before March 1 of each year and only so long as an Event of Default shall have occurred and be continuing, updated appraisals for the Mortgaged Vessels of Holdings and the Restricted Subsidiaries in the form of desktop appraisals performed by an internationally recognized appraiser reasonably satisfactory to the Administrative Agent (and in any event an appraiser that is a member of the National Association of Marine Surveyors and the American Society of Appraisers).

The Administrative Agent shall distribute each written notice, each certificate and each other document received by it under this Section 5.06 to each Lender.

Section 5.07       Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP. The Borrower and each Restricted Subsidiary will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent in writing to visit and inspect the financial records and the properties of such person from time to time (but in the absence of an Event of Default, no more often than once during any calendar year) upon prior reasonable notice and at such reasonable times during normal business hours as shall be agreed to and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and (provided that a representative of the Borrower is given the opportunity to be present) independent accountants therefor, all at the cost of the Borrower (which amounts shall be reasonable); provided that except during the existence of an Event of Default, the Borrower shall not be responsible for the costs of more than one visit per calendar year. Notwithstanding anything to the contrary in this Section 5.07, neither the Borrower nor any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (b) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, in the event that the Borrower or any of its Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, then the Borrower shall use commercially reasonable efforts to (i) provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege) and (ii) communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions.

Section 5.08       Use of Proceeds. The Borrower will use the proceeds of the Revolving Loans and any Letters of Credit for working capital and general corporate purposes and to pay related fees, expenses, commissions and expenses. In the case of Incremental Revolving Loans or Other Loans, only for the purposes specified in the relevant Incremental Assumption Agreement or Refinancing Amendment, as applicable.

Section 5.09       Employee Benefits. (a) Except as would not reasonably be expected to result in a Material Adverse Effect, comply with the provisions of ERISA and the Code applicable to any Plan and the laws applicable to any Foreign Pension Plan and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any Responsible Officer of the Borrower knows that, an ERISA Event has occurred that, alone or together with any other ERISA Events would reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $1,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

Section 5.10       Compliance with Environmental Laws. Except as would not reasonably be expected to result in a Material Adverse Effect, comply and undertake commercially reasonable efforts to cause all lessees and other persons occupying its properties to comply with all Environmental Laws applicable to its operations and properties (including the Mortgaged Vessels); obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action required by Environmental Law or by any Governmental Authority in accordance in all material respects with Environmental Laws; provided, however, that neither the Borrower nor any Restricted Subsidiary shall be required to undertake any remedial action required by Environmental Laws or any Governmental Authority to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.11       Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 30 days without the Borrower or any Restricted Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders though the Administrative Agent, the Borrower shall provide to the Lenders within 60 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating whether Hazardous Materials are present in violation of Environmental Law, and the estimated cost of any compliance or remedial action in connection with such Default.

Section 5.12       Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Trustee may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created hereunder and by the Security Documents; provided that, notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Loan Parties shall not have any obligation to perfect any security interest or Lien, or record any notice thereof, in any Intellectual Property (as defined in each of the Collateral Agreements) included in the Collateral in any jurisdiction other than the United States or a jurisdiction in which a guarantor is organized or in any Excluded Property;

(i)            Holdings will cause any subsequently acquired or organized Restricted Subsidiary (other than an Excluded Subsidiary) to become a Loan Party within 45 days (or such longer period as may be approved by the Administrative Agent in its sole discretion) of such acquisition or organization by executing or joining the Guarantee Agreement and each applicable Security Document in favor of the Collateral Trustee;

(ii)           In addition, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Loan Parties of any owned real property (other than Excluded Property) having a value in excess of $2,500,000 and will deliver, within 75 days (or such longer period as may be approved by the Administrative Agent in its sole discretion), at its cost and expense, a mortgage with respect to such owned real property as additional collateral to secure the Obligations, which mortgage shall be in a form reasonably acceptable to the Borrower and the Administrative Agent. In connection with any such mortgage interest, the Borrower shall also deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches and, in accordance with the requirements of Section 5.02(c), “life of loan” flood determinations (signed by the Borrower, to the extent required)) as the Administrative Agent shall reasonably request to evidence compliance with this Section. Notwithstanding the foregoing, the parties hereto agree that the Borrower shall only be required to deliver surveys of after acquired properties to the Administrative Agent to the extent any surveys are in the possession of the Borrower. In the event a survey of the after acquired property does not exist, the related title insurance policy may be subject to an exception for any matters that would be revealed by an accurate survey of the applicable property.

(b)            if the Borrower or any Guarantor acquires any marine vessel with a Fair Market Value in excess of $5,000,000 (other than a marine vessel acquired with Indebtedness permitted by Section 6.01 or that is otherwise Excluded Property), then the Borrower or the applicable Restricted Subsidiary (as applicable) shall, within ninety days (or such longer period as may be approved by the Administrative Agent in its sole discretion) of such acquisition, execute and deliver such mortgages and other security instruments as shall be necessary to cause such marine vessel to become a Mortgaged Vessel subject to a perfected first-priority security interest (subject to Permitted Liens).

(c)            if the Fair Market Value of any marine vessel owned by the Borrower or any Guarantor (other than a marine vessel acquired with Indebtedness permitted by Section 6.01) increases to an amount in excess of $5,000,000 because of improvements to such marine vessel, then the Borrower or the applicable Restricted Subsidiary (as applicable) shall, within ninety days (or such longer period as may be approved by the Administrative Agent in its sole discretion) of a Responsible Officer of the Borrower learning of such increase in Fair Market Value, execute and deliver such mortgages and other security instruments as shall be necessary to cause such marine vessel to become a Mortgaged Vessel subject to a perfected first-priority security interest (subject to Permitted Liens).

Section 5.13       After-Acquired Property. As promptly as practicable following the acquisition by the Borrower or any Guarantor of any After-Acquired Property, the Borrower or such Guarantor, as applicable, shall execute and deliver such pledges, equitable mortgages, security instruments, financing statements and certificates as shall be reasonably necessary or advisable to vest in the Collateral Trustee a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral, and thereupon all provisions of this Agreement and the Security Documents relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Section 5.14       Designation of Subsidiaries. The Borrower may designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after giving effect to such designation, no Event of Default shall have occurred and be continuing; provided, further, that the designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by Holdings and its Restricted Subsidiaries, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined by a Responsible Officer of the Borrower in good faith) of the applicable parties’ Investment therein and no such designation shall be effective unless the Borrower and the Restricted Subsidiaries are in compliance with Section 6.03 after giving effect to such Investment. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s and its Restricted Subsidiaries’ (as applicable) Investment in such Subsidiary. The Borrower may not designate any of its Restricted Subsidiaries as an Unrestricted Subsidiary if such Subsidiary is a “Restricted Subsidiary” under the Indenture.

Section 5.15       Lender Calls. The Borrower will, upon the request of the Administrative Agent or the Required Lenders, use commercially reasonable efforts to participate in a conference call with the Administrative Agent and the Lenders once per calendar year, at such a time as may be reasonably agreed to by the Borrower and the Administrative Agent.

Section 5.16       Anti-Corruption Laws. Holdings and its Restricted Subsidiaries shall conduct their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation and shall institute and maintain policies and procedures reasonably designed to promote and achieve compliance with such laws.

Section 5.17       Post-Closing. Each of the Credit Parties shall satisfy the requirements set forth on Schedule 5.17 on or before the date specified for such requirement or such later date to be determined by the Administrative Agent in its reasonable discretion. All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required in Schedule 5.17, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects (or in all respects if qualified by materiality) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.17 (and Schedule 5.17) and (y) all representations and warranties relating to the assets set forth on Schedule 5.17 pursuant to the Security Documents shall be required to be true in all material respects (or in all respects if qualified by materiality) immediately after the actions required to be taken under this Section 5.17 (and Schedule 5.17) have been taken (or were required to be taken), except to the extent any such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date.

Article VI

Negative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that, at all times prior to the Termination Date:

Section 6.01       Indebtedness and Preferred Stock.

(a)            Subject to Section 6.01(b), Holdings will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Holdings will not and will not permit any Restricted Subsidiary to issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Holdings and its Restricted Subsidiaries (other than Excluded Vessel Subsidiaries) may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Holding’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)            Section 6.01(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)            (A) the Indebtedness under the Loan Documents and (B) the incurrence of Indebtedness under Credit Facilities by Holdings or any Restricted Subsidiary (other than an Excluded Vessel Subsidiary) up to an aggregate principal amount equal to (x) $50,000,000 minus (y) the aggregate principal amount of Incremental Revolving Credit Commitments established under the Fixed Incremental Amount at any time outstanding; provided, however, that the maximum amount permitted to be outstanding under this clause (i)(B) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this Section 6.01;

(ii)           the incurrence by Holdings and its Restricted Subsidiaries of Existing Indebtedness;

(iii)          the incurrence by Holdings and any Restricted Subsidiary of Indebtedness represented by letters of credit in an aggregate principal amount at any time outstanding not to exceed the greater of $10,000,000 or 1.0% of Total Tangible Assets (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Holdings and its Restricted Subsidiaries thereunder);

(iv)          the incurrence by the Borrower and the Guarantors of Indebtedness represented by the Notes issued on the Closing Date and the related guarantees;

(v)           the incurrence by Holdings or any Restricted Subsidiary of Indebtedness represented by Attributable Debt, Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of property (including Vessels), plant or equipment or other assets (including Capital Stock) used in the business of Holdings or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness, incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (v), not to exceed the greater of (i) $20,000,000 and (ii) 2.5% of Total Tangible Assets at any time outstanding (it being understood that any such Indebtedness may be incurred after the acquisition, purchase, charter or leasing or the construction, installation or the making of any improvement with respect to any asset (including Vessels));

(vi)          the incurrence by Holdings or any Restricted Subsidiary of Indebtedness in connection with New Vessel Financings in an aggregate principal amount at any one time outstanding, not exceeding the New Vessel Aggregate Secured Debt Cap as calculated on the date of the relevant incurrence under this clause (vi);

(vii)         Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under Section 6.01(a) or Sections 6.01(b)(ii), (iv), (vi), (vii), (viii), (xiii) or (xvii);

(viii)        Indebtedness or Disqualified Stock of Holdings and Indebtedness or Disqualified Stock or preferred stock of the Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by Holdings since the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of Disqualified Stock or preferred stock or sales of Equity Interests to Holdings or any of its Subsidiaries and other than any Specified Equity Contributions) as determined in accordance with Section 6.03(b)(iii)(2) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 6.03(b) or to make Permitted Investments (other than Permitted Investments specified in clause (c) of the definition thereof);

(ix)              the incurrence by Holdings or any Restricted Subsidiary of intercompany Indebtedness between or among Holdings or any Restricted Subsidiary; provided that:

   (1)         if the Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness must be unsecured and (except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Restricted Subsidiaries) expressly subordinated to the prior payment in full in cash of the Obligations; and

   (2)         (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or its Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (ix);

(x)               the issuance by any Restricted Subsidiary to Holdings or to any of its Restricted Subsidiaries of preferred stock; provided that:

   (1)            any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Holdings or a Restricted Subsidiary; and

   (2)            any sale or other transfer of any such preferred stock to a Person that is not either Holdings or a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (x);

(xi)              the incurrence by Holdings or any of its Restricted Subsidiary of Hedging Obligations not for speculative purposes;

(xii)             the Guarantee by the Borrower or any Guarantor of Indebtedness of the Borrower or any Guarantor to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 6.01; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(xiii)            the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness (i) in respect of workers’ compensation claims, self-insurance obligations, captive insurance companies, bankers’ acceptances, performance and surety bonds in the ordinary course of business; (ii) in respect of letters of credit, surety, performance or appeal bonds, completion guarantees, judgment, advance payment, customs, VAT or other tax guarantees or similar instruments issued in the ordinary course of business of such Person or consistent with industry practice (including as required by any governmental authority) and not in connection with the borrowing of money, including letters of credit or similar instruments in respect of self-insurance and workers compensation obligations; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; (iii) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 30 days; (iv) consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business; (v) arising in connection with endorsements of instruments for deposit in the ordinary course of business; and (vi) unsecured Indebtedness arising out of judgments not constituting an Event of Default;

(xiv)           (x) Indebtedness or Disqualified Stock of Holdings or Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or (y) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by Holdings or any Restricted Subsidiary or merged into or consolidated with Holdings or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that, in the case of subclauses (x) and (y), after giving effect to such acquisition, merger or consolidation, either (a) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (b) the Fixed Charge Coverage Ratio of Holdings and the Restricted Subsidiaries is greater than immediately prior to such acquisition;

(xv)            Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary, provided that the maximum liability of Holdings and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by Holdings and its Restricted Subsidiaries in connection with such disposition;

(xvi)           the incurrence by Holdings or any Restricted Subsidiary of Indebtedness in the form of Unearned Customer Deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(xvii)          Indebtedness of Holdings or any Restricted Subsidiary incurred in connection with credit card processing arrangements and other Cash Management Obligations entered into in the ordinary course of business;

(xviii)          the incurrence by Holdings or any Restricted Subsidiary of Indebtedness to finance the replacement (through construction or acquisition) of a Vessel upon the Total Loss in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) received by Holdings or any of its Restricted Subsidiaries from any Person in connection with such Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to such Total Loss and any costs and expenses incurred by Holdings or any of its Restricted Subsidiaries in connection with such Total Loss;

(xix)            the incurrence by Holdings or any Restricted Subsidiary of Indebtedness in relation to (i) regular maintenance on any of the Vessels owned or chartered by Holdings or any of its Restricted Subsidiaries and (ii) any expenditures that are, or are reasonably expected to be, recoverable from insurance on such Vessels; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (xix) shall not exceed $75,000,000 at any time outstanding;

(xx)             Indebtedness incurred in connection with any Management Advances;

(xxi)            Indebtedness of Holdings or any Restricted Subsidiary in respect of overdrafts and related liabilities and/or arising from cash management services (including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer, netting, ACH services and other cash management arrangements), incurred in the ordinary course of business and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of a daylight overdraft) drawn against insufficient funds in the ordinary course of business;

(xxii)           Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of Holdings and its Restricted Subsidiaries incurred in the ordinary course of business or existing on the Closing Date; and

(xxiii)          the incurrence of Indebtedness or the issuance of Disqualified Stock by the Borrower or any Restricted Subsidiary in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xxii), not to exceed the greater of (i) $40,000,000 and (ii) 5.0% of Total Tangible Assets.

(c)            Neither the Borrower nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower or any Guarantor solely by virtue of being unsecured or having a junior priority with respect to the same collateral or because it is not guaranteed or guaranteed by other obligors.

(d)            For purposes of determining compliance with this Section 6.01:

(i)               in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Sections 6.01(b)(i) through (xxiii) above, or is entitled to be incurred pursuant to Section 6.01(a), the Borrower, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.01(a) and (b) and from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

(ii)              in connection with Holdings’ or a Restricted Subsidiary’s entry into an instrument containing a binding commitment in respect of any revolving Indebtedness, the Borrower may elect, pursuant to an Officer’s Certificate delivered to the Administrative Agent, to treat all or any portion of such commitment (any such amount elected until revoked as described below, an “Elected Amount”) under any Indebtedness which is to be incurred (or any commitment in respect thereof) or secured by a Lien, as the case may be, as being incurred as of such election date, and (i) any subsequent incurrence of Indebtedness under such commitment (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of any calculation under the Indenture, to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time and (ii) the Borrower may revoke an election of an Elected Amount at any time pursuant to an Officer’s Certificate delivered to the Administrative Agent; and

(iii)             the principal amount of Indebtedness outstanding under any clause of this covenant shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

(e)            The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in the Fixed Charges of Holdings as accrued. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(f)            For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. However, if the Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced (plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing).

(g)            Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(h)            The amount of any Indebtedness outstanding as of any date will be:

  (i)                in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with GAAP;

  (ii)              the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (iii)             in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

    (1)         the Fair Market Value of such assets at the date of determination; and

    (2)         the amount of the Indebtedness of the other Person.

Section 6.02      Liens.

      (a)       Holdings will not and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, now owned or hereafter acquired, except (i) in the case of any property or assets that do not constitute Collateral, (1) Permitted Liens or (2) Liens on property or assets that are not Permitted Liens if, contemporaneously with (or prior to) the incurrence of such Lien the Obligations are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that, if the Indebtedness secured by such Lien is subordinate or junior in right of payment to the Obligations, then the Lien securing such Indebtedness shall be subordinate or junior in priority to the Lien securing the Obligations at least to the same extent as such Indebtedness is subordinate or junior to the Obligations, and (ii) in the case of any property or assets that constitute Collateral, Permitted Liens.

     (b)        Any Lien created in favor of the Secured Parties pursuant to Section 6.02(a)(i)(2) will be automatically and unconditionally released and discharged (1) upon the release and discharge of the initial Lien to which it relates and (2) otherwise in accordance with Section 9.16.

Section 6.03      Restricted Payments.

     (a)         Subject to Section 6.03(b), Holdings will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)               declare or pay any dividend or make any other payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as holders (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or any of its Restricted Subsidiaries and other than dividends or distributions payable to Holdings or a Restricted Subsidiary);

(ii)              purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings;

(iii)            make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Borrower or any Guarantor that is expressly contractually subordinated in right of payment to the Obligations (excluding any intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries), except (i) a payment of principal at the Stated Maturity thereof or (ii) the purchase, repurchase, redemption, defeasance or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or scheduled maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition; or

(iv)             make any Restricted Investment;

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

     (b)        Restricted Payments that would otherwise be prohibited by Section 6.03(a) shall be permitted, provided that at the time of any such Restricted Payment:

(i)                no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii)              Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a); and

(iii)             such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by Section 6.03(c)(ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii)), is less than the sum, without duplication, of:

   (1)         50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the first day of the first fiscal quarter ending one year after the Closing Date to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

   (2)        100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities received by Holdings after the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Holdings (other than Disqualified Stock and Specified Equity Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock of Holdings or convertible or exchangeable debt securities of Holdings, in each case that have been converted into or exchanged for Equity Interests of Holdings (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Holdings); plus

   (3)         to the extent that any Restricted Investment that was made after the Closing Date is (a) sold, disposed of or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities received; or (b) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of Holdings’ Restricted Investment as of the date such entity becomes a Restricted Subsidiary; plus

   (4)         to the extent that any Unrestricted Subsidiary of Holdings designated as such after the Closing Date is redesignated as a Restricted Subsidiary, or is merged or consolidated into Holdings or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary are transferred to Holdings or a Restricted Subsidiary, in each case, after the Closing Date, the Fair Market Value of Holdings’ Restricted Investment in such Subsidiary as of the date of such redesignation, merger, consolidation or transfer of assets to the extent such investments reduced the restricted payments capacity under this clause (b) and were not previously repaid or otherwise reduced; plus

   (5)         100% of any dividends or distributions received by Holdings or a Restricted Subsidiary after the Closing Date from an Unrestricted Subsidiary to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of Holdings for such period (excluding, for the avoidance of doubt, repayments of, or interest payments in respect of, any Permitted Investment made pursuant to clause (t) of the definition thereof).

(c)            Sections 6.03(a) and (b) shall not prohibit:

  (i)            the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

  (ii)            the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock and Specified Equity Contributions) or from the substantially concurrent contribution of common equity capital to Holdings; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 6.03(b)(iii);

(iii)             the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower or any Guarantor that is contractually subordinated to the Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (iv)          so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Restricted Subsidiary held by any current or former officer, director, employee or consultant of Holdings or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5,000,000 in the aggregate in any twelve-month period with unused amounts being carried over to succeeding twelve-month periods subject to a maximum of $10,000,000; and provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of Holdings received by Holdings during such twelve-month period, in each case to members of management, directors or consultants of Holdings, any of its Restricted Subsidiaries or any of its direct or indirect parent entities to the extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to Section 6.03(b)(iii) or Section 6.03(c)(ii);

  (v)           the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (vi)          so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or any preferred stock of any Restricted Subsidiary issued on or after the Closing Date in accordance with Section 6.01;

  (vii)         payments of cash, dividends, distributions, advances or other Restricted Payments by Holdings or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

 (viii)         the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests (other than Holdings or any Restricted Subsidiary) on no more than a pro rata basis;

  (ix)           payments made or expected to be made by Holdings or any Restricted Subsidiary in respect of withholding, employment or similar taxes payable by any current or former directors, officers, employees or consultants and any repurchases of Equity Interests deemed to occur upon exercise, vesting or settlement of, or payment with respect to, any equity or equity-based award, including, without limitation, stock or other equity options, stock or other equity appreciation rights, warrants, restricted equity units, restricted equity, deferred equity units or similar rights if such Equity Interests are used by the holder of such award to pay a portion of the exercise price of such options, appreciation rights, warrants or similar rights or to satisfy any required withholding or similar taxes with respect to any such award;

  (x)            the declaration and payment of regularly scheduled or accrued dividends to holders of preferred stock (including any additional shares of preferred stock that have or may be paid-in-kind pursuant to the terms of such preferred stock) of Holdings issued prior to the Closing Date;

  (xi)            so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) not to exceed (as of the date any such Restricted Payment is made) (A) with respect to any Restricted Payment made on or before the first anniversary of the Closing Date, the greater of (i) $10,000,000 and (ii) 1.0% of Total Tangible Assets of Holdings for the most recently ended Calculation Period and (B) with respect to any Restricted Payment made thereafter (together with any Restricted Payment made pursuant to this clause (xi) on or prior to the first anniversary of the Closing Date), the greater of (i) $25,000,000 and (ii) 2.5% of Total Tangible Assets of Holdings for the most recently ended Calculation Period; or

  (xii)          (x) any Restricted Payment made in connection with the entry into, or otherwise pursuant to the terms of, a Permitted Bond Hedge Transaction and (y) any cash payment made in connection with the exercise or early termination of any Permitted Warrant Transaction.

(d)            The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment or, at the Borrower’s election, the date a commitment is made to make such Restricted Payment, of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(e)            For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xii) of Section 6.03(c) or is entitled to be made pursuant to Section 6.03(a) or one or more clauses in the definition of “Permitted Investments,” the Borrower will be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (i) through (xii) of Section 6.03(c), the definition of “Permitted Investments” and Section 6.03(a) in a manner that complies with this Section 6.03; provided that if any Investment pursuant to Section 6.03(c)(xi) above or clause (t) or (u) of the definition of “Permitted Investments” is made in any Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 5.14 such Investment, if applicable, shall thereafter be deemed to have been made pursuant to clause (a) or (c) of the definition of “Permitted Investments” and not such clause.

         Section 6.04      Dividend and Other Restrictions Affecting Restricted Subsidiaries.

(a)        Subject to Section 6.04(b), Holdings will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (i)             pay dividends or make any other distributions on its Capital Stock to Holdings or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any Guarantor;

  (ii)            make loans or advances to Holdings or any Restricted Subsidiary;

 (iii)            sell, lease or transfer any of its properties or assets to Holdings or any Restricted Subsidiary; or

 (iv)            create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations,

provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill period to) loans or advances made to Holdings or any Restricted Subsidiary to other Indebtedness incurred by Holdings or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b)       The restrictions in Section 6.04(a) shall will not apply to encumbrances or restrictions existing under or by reason of:

 (i)              agreements governing Indebtedness (including Existing Indebtedness), charter documents and shareholder agreement as in effect on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially less favorable to the Lenders, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date (as determined in good faith by Holdings);

 (ii)             the Loan Documents;

 (iii)             agreements governing other Indebtedness permitted to be incurred under Section 6.01 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially less favorable to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and the Borrower determines at the time of the incurrence of such Indebtedness that such encumbrances or restrictions will not adversely effect, in any material respect, the Borrower’s ability to make principal or interest payments on the Loans;

 (iv)             applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit;

 (v)              any instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

 (vi)            customary non-assignment and similar provisions in contracts, leases and licenses entered into in the ordinary course of business;

 (vii)            purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 6.04(a)(iii);

(viii)            any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Restricted Subsidiary that restricts distributions or granting of Liens by that Restricted Subsidiary pending its sale or other disposition;

  (ix)            Permitted Refinancing Indebtedness;

  (x)            Liens permitted to be incurred under Section 6.02 that limit the right of the debtor to dispose of the assets subject to such Liens;

  (xi)            provisions limiting the disposition or distribution of assets or property or granting of Liens in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of Holdings’ Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

 (xii)            restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

 (xiii)            any customary Productive Asset Leases for Vessels and other assets used in the ordinary course of business; provided that such encumbrance or restriction only extends to the Vessel or other asset financed in such Productive Asset Lease;

 (xiv)            any Restricted Investment not prohibited by Section 6.03 and any Permitted Investment;

 (xv)            any encumbrance or restriction existing with respect to any Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with the terms of this Agreement at the time of such designation and not incurred in contemplation of such designation, which encumbrances or restrictions are not applicable to any Person other than such Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary; provided that the encumbrances or restrictions are customary for the business of such Unrestricted Subsidiary and would not, at the time agreed to, be expected (as determined in good faith by the Borrower) to affect the ability of the Borrower and the Guarantors to make payments under this Agreement and the Guarantee Agreement, as applicable;

 (xvi)            customary encumbrances or restrictions contained in agreements in connection with Hedging Obligations and Cash Management Obligations permitted under this Agreement;

(xvii)           restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(xviii)          any agreement or instrument governing Indebtedness assumed in connection with the acquisition of assets by the Borrower or any Restricted Subsidiary permitted hereunder or secured by a Lien encumbering assets acquired in connection therewith, which encumbrance or restriction is not applicable to any person, or the properties of any person, other than the person or the properties or assets of the person so acquired as long as such agreement or instrument was not entered into in contemplation of the acquisition of such assets;

 (xix)            restrictions or conditions arising pursuant to an agreement, instrument or guarantee provided in connection with any Indebtedness incurred under Section 6.01(b)(vi); and

 (xx)            any encumbrance or restriction existing under any agreement that extends, renews, refinances, replaces, amends, modifies, restates or supplements the agreements containing the encumbrances or restrictions in the foregoing clauses (i) through (xix), or in this clause (xx); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement so extended, renewed, refinanced, replaced, amended, modified, restated or supplemented.

 Section 6.05      Mergers, Consolidations and Sales of Assets. Sale and Lease-Back Transactions.

(a)       Neither Holdings nor the Borrower will, nor will Holdings cause or permit any of the Restricted Subsidiaries to merge into or consolidate with any other person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower, except that (i) for the avoidance of doubt, the Borrower and any Restricted Subsidiary may purchase inventory, equipment and other assets in the ordinary course of business, (ii) (w) any Restricted Subsidiary may liquidate or dissolve or merge or consolidate into the Borrower in a transaction in which the Borrower is the surviving corporation, (x) any Restricted Subsidiary may merge, liquidate, dissolve into or consolidate with any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (y) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (z) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or any other Restricted Subsidiary (provided that if such transferor Restricted Subsidiary is a Guarantor, the transferee in such transaction shall be the Borrower or a Guarantor), (iii) the Borrower and the Restricted Subsidiaries may make any Investment permitted by Section 6.03 by way of merger, consolidation or amalgamation, (iv) for the avoidance of doubt, the Borrower and the Restricted Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute an Asset Sale or are permitted pursuant to clause (b) below, (v) [reserved]; (vi) any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another person in order to effect an Asset Sale permitted pursuant to clause (b) below or a sale, transfer or other disposition of assets that does not constitute an Asset Sale; and (vii) the Borrower and any Restricted Subsidiary may make dispositions permitted by Section 6.03, this Section 6.05(a) and incur Liens permitted by Section 6.02.

(b)       Holdings and the Borrower shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

 (i)              Holdings, the Borrower or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

 (ii)             at least 75% of the consideration for such Asset Sale, together with all other Asset Sales since the Closing Date (on a cumulative basis) is in the form of cash, Cash Equivalents, Replacement Assets or a combination thereof. For purposes of this clause (ii), each of the following will be deemed to be cash:

   (A)        any liabilities, as recorded on the balance sheet of the Holdings, the Borrower or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the Obligations), that are assumed by the transferee of any such assets and as a result of which Holdings and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities;

   (B)        any securities, notes or other obligations received by Holdings, the Borrower or any such Restricted Subsidiary from such transferee that are converted by Holdings, the Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

   (C)        Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Holdings and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale;

   (D)        consideration consisting of Indebtedness of the Borrower or any Guarantor (other than Indebtedness subordinated to the Obligations) received from Persons who are not the Borrower or any Restricted Subsidiary; and

   (E)         consideration other than cash, Cash Equivalents or Replacement Assets received by Holdings, the Borrower or any Restricted Subsidiary in such Asset Sale with a Fair Market Value, taken together with all other consideration received pursuant to this clause (E) that is at the time outstanding, not to exceed the greater of (i) $10,000,000 and (ii) 1.0% of Total Tangible Assets at the time of the receipt of such consideration, with the Fair Market Value of each item of such consideration being measured at the time received and without giving effect to subsequent changes in value; and

(iii)            the net proceeds of such Asset Sale are applied in accordance with Section 4.09 (Asset Sales) of the Indenture.

 Section 6.06        Transactions with Affiliates.

(a)       Holdings will not, and will not cause or permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10,000,000, unless:

  (i)             the Affiliate Transaction is on terms that are, taken as a whole, no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and

  (ii)            the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, a resolution of the Board of Directors of Holdings set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Holdings (or, in the event there is only one disinterested director, by such disinterested director, or, in the event there are no disinterested directors, by unanimous approval of the members of the Board of Directors of Holdings).

(b)            The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

 (i)              any employment agreement, collective bargaining agreement, consultant, employee benefit arrangements with any employee, consultant, officer or director of Holdings or any Restricted Subsidiary, including under any stock option, stock appreciation rights, stock incentive or similar plans, entered into in the ordinary course of business;

 (ii)             transactions between or among Holdings and/or its Restricted Subsidiaries;

 (iii)            transactions with a Person (other than an Unrestricted Subsidiary of Holdings) that is an Affiliate of Holdings solely because Holdings owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

 (iv)            payment of reasonable and customary fees, salaries, bonuses, compensation, other employee benefits and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Holdings or any of its Restricted Subsidiaries;

 (v)             any issuance of Equity Interests (other than Disqualified Stock) of Holdings to Affiliates of Holdings;

(vi)            Restricted Payments (or transfers or issuances that would constitute Restricted Payments but for the exclusions from the definition thereof) that do not violate Section 6.03;

(vii)          transactions pursuant to, or contemplated by any agreement in effect on Closing Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not-materially more disadvantageous to the Lenders than the original agreement as in effect on the Closing Date;

(viii)         Permitted Investments;

(ix)            Management Advances;

(x)             (a) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to Holdings or the Restricted Subsidiaries in the reasonable determination of the members of the Board of Directors of Holdings or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(xi)            the granting and performance of any registration rights for Holdings’ Capital Stock;

(xii)           any contribution to the capital of Holdings;

(xiii)          pledges of (or equitable mortgages or other security interests granted in) Equity Interests of Unrestricted Subsidiaries; and

(xiv)          transactions undertaken in good faith (as certified by a responsible financial or accounting officer of Holdings in an Officer’s Certificate) between Holdings and any other Person or a Restricted Subsidiary of Holdings and any other Person with which Holdings or any of its Restricted Subsidiaries files a consolidated tax return or which Holdings or any of its Restricted Subsidiaries is part of a group for tax purposes that are effected for the purpose of improving the consolidated tax efficiency of Holdings and its Subsidiaries and not for the purpose of circumventing any provision of this Agreement; provided that any such tax sharing arrangement does not permit or require payments in excess of the amount of tax that would be payable by Holdings and its Restricted Subsidiaries on a stand-alone basis.

Section 6.07              Limitation on Issuance of Guarantees of Indebtedness.

(a)            Subject to Section 6.07(b), Holdings will not permit any Subsidiary that is not a Subsidiary Guarantor (unless that Subsidiary is an Unrestricted Subsidiary) to, directly or indirectly, Guarantee the payment of any (x) Indebtedness under other Credit Facilities incurred under Section 6.01(b)(i)(B) or (y) Capital Markets Indebtedness having an aggregate principal amount outstanding in excess of $25,000,000, in each case, unless, within 30 calendar days of the incurrence of such Guarantee, such Subsidiary executes and delivers a joinder to the Guarantee Agreement, which Guarantee Agreement will be senior to or pari passu with such Subsidiary’s guarantee of such other Indebtedness and with respect to any guarantee of Indebtedness that is expressly contractually subordinated in right of payment to Loans or to the Guarantee Agreement, any such guarantee will be subordinated to the Guarantee Agreement at least to the same extent as such subordinated Indebtedness is subordinated to the Loans.

(b)            Section 6.07(a) will not be applicable to any guarantees of any Subsidiary of Holdings:

(i)              existing on the Closing Date;

(ii)            that existed at the time such Person became a Subsidiary of Holdings if the guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of Holdings; or

(iii)            arising solely due to granting of a Permitted Lien that would not otherwise constitute a guarantee of Indebtedness of Holdings or any Restricted Subsidiary.

(c)            Notwithstanding the foregoing, Holdings shall not be obligated to cause such Restricted Subsidiary to guarantee the Loans to the extent that such guarantee by such Restricted Subsidiary would reasonably be expected to give rise to or result in (x) any liability for the officers, directors or shareholders of such Restricted Subsidiary, (y) any violation of applicable law that cannot be prevented or otherwise avoided through measures reasonably available to the Holdings or the Restricted Subsidiary or (z) any significant cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (y) undertaken in connection with such joinder to the Guarantee Agreement which cannot be avoided through measures reasonably available to Holdings or the Restricted Subsidiary.

Section 6.08              Re-Flagging of Vessels. Subject to Section 6.05, the Borrower or a Guarantor may re-flag a Vessel that it owns or bareboat charters, or, solely in the case of a Guarantor, reconstitute or continue itself in another jurisdiction (so long as (i) such reconstitution or continuation would not result in material adverse tax consequences to the Administrative Agent or the Lenders, as reasonably determined by the Administrative Agent and the Borrower and (ii) so long as such Guarantor or its successor continues to be a Guarantor), or amalgamate or merge with or into another Guarantor, for the purpose of re-flagging a vessel that it owns or bareboat charters so long as at all times each Person remains organized under the laws of any Permitted Re-Flagging Jurisdiction; provided that as promptly as practicable following the transactions required to complete the re-flagging of such vessel, to the extent that any Liens on the Collateral securing the Obligations were released as provided for under the Collateral Trust Agreement (x) the Borrower or the relevant Guarantor grants a Lien of at least equivalent ranking over the same assets and (y) the Borrower delivers to the Administrative Agent and the Collateral Trustee, (1) either (x) a solvency opinion from an independent financial advisor or appraiser or investment bank which confirms the solvency of Holdings and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such re-flagging or (y) an Officer’s Certificate of the relevant Person which confirms the solvency of the Person granting such Lien after giving effect to any transactions related to such re-flagging and states that all covenants and conditions precedent to the re-flagging set forth in this Agreement and the Security Documents, if any, have been complied with, and (2) a execute and deliver to the Administrative Agent and the Collateral Trustee such amendments or supplements to the relevant Security Documents or such other documents, including without limitation customary legal opinions to the extent reasonably requested by the Administrative Agent, as the Administrative Agent shall deem reasonably necessary to grant to the Collateral Trustee a Lien on such Vessel.

Section 6.09              Financial Covenants.

(a)            Holdings and the Borrower shall not permit the Total Net Leverage Ratio as at the last day of any fiscal quarter ending during the relevant period set forth below to be greater than the applicable ratio set forth below on any Compliance Date.

Period	Ratio
March 31, 2022 through December 31, 2023	5.25 to 1.00
March 31, 2024 through December 31, 2025	5.00 to 1.00
March 31, 2026 and thereafter	4.75 to 1.00

(b)           On or prior to September 30, 2022, Holdings and the Borrower shall not permit on any date of determination, with respect to Holdings and its Restricted Subsidiaries on a consolidated basis, the aggregate amount of cash and Cash Equivalents of Holdings and its Restricted Subsidiaries to be less than $30,000,000 for more than five (5) consecutive Business Days.

Section 6.10              Sanctions. No Loan Party shall, directly or, to the Borrowers’ knowledge, indirectly, use the proceeds of any credit extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity controlled by a Loan Party, to fund any activities of or business with any Sanctioned Person or in any Designated Jurisdiction, except to the extent permissible for an individual or entity required to comply with Sanctions or in any other manner that will result in a violation by any individual or entity participating in the transaction, whether as Lender, Lead Arranger, Administrative Agent or otherwise of Sanctions.

Section 6.11              Anti-Corruption Laws. No Loan Party shall, directly or indirectly, use the proceeds of any credit extension for any purpose which would violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation.

Section 6.12              Sale and Lease-Back Transactions. Holdings will not and will not cause or permit any of its Restricted Subsidiaries to enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

Section 6.13              Business of Holdings, the Borrower and Subsidiaries.

Holdings will not and will not cause or permit any of its Restricted Subsidiaries to engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably similar, ancillary or related thereto or reasonable extensions of any of the foregoing.

Section 6.14              Fiscal Year. Holdings and the Borrower will not change their fiscal year end to a date other than December 31; provided that Holdings and the Borrower may, upon written notice to the Administrative Agent, change its fiscal year end to a day reasonably acceptable to Administrative Agent, in which case, (a) Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year and (b) for any such fiscal year in which such change is made, Holdings and the Borrower will also deliver financial statements in compliance with Section 5.04(a) as though the fiscal year end were December 31.

Section 6.15              Limitation on Accounting Changes. Holdings will not and will not cause or permit any of its Restricted Subsidiaries to make or permit any material change in accounting policies or reporting practices, except changes that are required by GAAP or recommended or required by its independent public accountants.

Section 6.16              Restriction on Transfers of Mortgaged Vessels. Holdings will not and will not cause or permit any of the Loan Parties to, transfer, sell or otherwise dispose (including, without limitation, through a contribution) of any Mortgaged Vessels to any Person that is not a Loan Party; provided that, the foregoing shall not prohibit or restrict, the Borrower or any of the Loan Parties from any Asset Sales or dispositions pursuant to Section 6.05(b) so long as such disposition is (x) a good faith disposition to a bona fide third party that is not an Affiliate of the Borrower, Holdings or the Loan Parties, (y) for Fair Market Value and (z) for a bona fide business purpose.

Article VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a)            any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect (or in the case of any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language, such representation and warranty shall prove to have been false or misleading in all respects) when so made, deemed made or furnished;

(b)            default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)            default shall be made in the payment of any interest on any Loan or any Fee or the reimbursement with respect to any L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)            default shall be made in the due observance or performance by Holdings, the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05 or 5.08 or 5.17 or in Article VI;

(e)            default shall be made in the due observance or performance by Holdings, the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f)            (i) Holdings, the Borrower or any Material Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness (other than Obligations), when and as the same shall become due and payable (after any applicable grace periods provided therein), or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity and any applicable grace or cure period shall have expired; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; provided, in either case, that such failure remains unremedied and is not waived by the holder thereof prior to acceleration hereunder;

(g)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or a Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or a Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)            Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary, (iv) make a general assignment for the benefit of creditors, (v) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(i)            one or more judgments shall be rendered against Holdings, the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged, unsatisfied, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Material Subsidiary to enforce any such judgment and such judgment is for the payment of money in an aggregate amount in excess of $20,000,000 (except to the extent covered by insurance for which the carrier has not denied liability);

(j)            an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(k)           any Guarantee under the Guarantee Agreement for any reason shall be declared by a court of competent jurisdiction to be null and void (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l)            any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid and perfected (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority relates to Collateral with an aggregate fair market value of less than $5,000,000 or results from the failure of the Collateral Trustee to maintain possession of certificates representing securities pledged under the Security Document;

(m)          the Indebtedness under any subordinated Indebtedness of Holdings, the Borrower or any Restricted Subsidiary constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such subordinated Indebtedness; or

(n)            there shall have occurred a Change of Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrower to the extent permitted by law, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Holdings and the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding. The Lenders, the Collateral Trustee and the Administrative Agent agree, as among such parties, as follows: after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Collateral Trustee, the Administrative Agent or any Lender on account of amounts then due and outstanding under any of the Loan Documents shall, subject to the Collateral Trust Agreement or except as otherwise expressly provided herein, be applied as follows: first, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Trustee in connection with enforcing the rights of the Agents and the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Trustee or to preserve its security interest in the Collateral), second, to pay interest on Loans then outstanding, third, to pay principal of Loans then outstanding and obligations under Hedging Agreements and Cash Management Agreements permitted hereunder and secured by the Security Documents, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause “third” payable to them and fourth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent any amounts available for distribution pursuant to clause “second” or “third” above are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the applicable Secured Parties in proportion to the respective amounts described in the applicable clause at such time. This paragraph may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Sections 2.23, 2.24 and 2.25, as applicable.

Article VIII

The Administrative Agent and the Collateral Trustee

Section 8.01              Appointment and Authority Etc

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Trustee are referred to collectively as the “Agents”) its agent, and each of the Lenders hereby irrevocably authorizes the Administrative Agent and the Collateral Trustee to enter into the Collateral Trust Agreement and appoints the Collateral Trustee to hold any security interest created by the Security Documents for and on behalf of, or in trust for, such Lender, and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Collateral Trustee is hereby expressly authorized to execute any and all documents (including releases and any loss sharing agreements) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. In the event that any Collateral is hereafter pledged, charged, mortgaged or granted a security interest over by any Person as collateral security for the Obligations, the Collateral Trustee is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Collateral Trustee on behalf of the Secured Parties. Each Lender agrees that no Secured Party (other than the Collateral Trustee in accordance with the Collateral Trust Agreement) shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Trustee for the benefit of the Secured Parties upon the terms of the Security Documents. The Lenders hereby authorize the Collateral Trustee to execute and deliver, for and on behalf of each such Lender, on or about the date of this Agreement and at any time following the date of this Agreement, the Mortgages and the other Security Documents to which it is a party, including any Mortgages and any other Security Documents with respect to After-Acquired Property, and hereby further authorize the Collateral Trustee to release any Lien granted to or held by the Collateral Trustee upon any Collateral as described in Section 9.16 or the Collateral Trust Agreement and the Borrower shall provide confirmation of such authorization if requested by the Collateral Trustee.

The institution serving as the Administrative Agent and/or the Collateral Trustee hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent and/or a Collateral Trustee, as the case may be, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Restricted Subsidiary or other Affiliate thereof as if it were not an Administrative Agent and/or a Collateral Trustee, as the case may be, hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Restricted Subsidiaries that is communicated to or obtained by the institution serving as Administrative Agent and/or Collateral Trustee or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such subagent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign upon 30 days’ notice by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, upon the consent of the Borrower (except that the consent of the Borrower shall not be required after the occurrence and during the continuance of any Event of Default under Sections (b), (c), (g) or (h) of Article VII), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a Lender in consultation with the Borrower. If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Administrative Agent, such Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Any such resignation by such Administrative Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank, in which case such resigning Administrative Agent (a) shall not be required to issue any further Letters of Credit and (b) shall maintain all of its rights and obligations as Issuing Bank, as the case may be, with respect to any Letters of Credit issued by it prior to the date of such resignation.

Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

None of the Lenders or other persons identified on the facing page of this Agreement as a “bookrunner”, “lead arranger”, “syndication agent” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, none of the Lenders or other persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 8.02              Erroneous Payments

(a)            If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.

(b)           Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(c)            For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (a), (i) the Administrative Agent may elect, in its sole discretion on written notice to such Lender, Issuing Bank or Secured Party, that all rights and claims of such Lender, Issuing Bank or Secured Party with respect to the Loans or other Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in Loans in a principal amount equal to the Corresponding Loan Amount in the Register, and (y) upon five Business Days’ written notice to such Lender, Issuing Bank or Secured Party, may sell such Loan (or portion thereof) in respect of the Corresponding Loan Amount, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by such Lender, Issuing Bank or Secured Party shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, Issuing Bank or Secured Party (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Loan, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Lender, Issuing Bank or Secured Party with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (i) will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.

(d)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(e)            No Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f)            Each party’s obligations, agreements and waivers under this Section 8.02 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)            Notwithstanding anything to the contrary in this Section 8.02, this Section 8.02 shall not create any obligations, liabilities or responsibilities or alter or change any obligations, liabilities or responsibilities of the Borrower and the Loan Parties under any of the other provisions of this Agreement or any other Loan Document, other than with respect to acknowledging and consenting to any assignment and/or subrogation rights referenced in this Section 8.02, subject to any consent rights set forth in Section 9.04 and other than the Borrower’s agreement to this Section 8.02 (it being understood that this clause (g) shall not limit any rights the Administrative Agent may have against any Loan Party under any provision of this Agreement or any other Loan Document other than this Section 8.02).

Article IX

Miscellaneous

Section 9.01              Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)            if to the Borrower or Holdings, to it at 96 Morton Street, 9th Floor, New York, New York 10014, Attention: Craig Felenstein, Chief Financial Officer, Tel: (212) 261-9008, Fax: (212) 265-3770, craigf@expeditions.com and Thomas K. Diverio, Corporate Controller, Tel: (212) 261-9078, Fax (212) 261-9012, thomasd@expeditions.com; and with a copy, in the case of any notice of Default or action, demand or further notice in connection therewith, to each of (i) Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, Attention: Steven Messina, Tel: (212) 735-3509, Fax: (917) 777-3509, steven.messina@skadden.com; and (ii) Foley & Lardner LLP, 3000 K Street N.W., Washington, D.C. 20007, Attention: Steven B. Chameides, Tel: (202) 672-5372, Fax: (202) 672-5399, schameides@foley.com;

(b)            (i) if to Credit Suisse AG, Cayman Islands Branch, as Issuing Bank, to Credit Suisse AG, Cayman Islands Branch, Eleven Madison Avenue, 9th Floor, New York, New York 10010, (Fax No. (212) 325-8315), list.ib-lettersofcredit-ny@credit-suisse.com, and (ii) if to Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, to Credit Suisse AG, Cayman Islands Branch, Eleven Madison Avenue, 9th Floor, New York, New York 10010, Attention of Loan Operations – Agency Manager (Fax No. (212) 322-2291), agency.loanops@credit-suisse.com; and

(c)            If to Wilmington Trust, National Association, as Collateral Trustee, to Wilmington Trust, National Association, Global Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention: Lindblad Expeditions, LLC Administrator, Fax: (612)-217-5651;

(d)            if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if such day is a Business Day, otherwise on the first Business Day after receipt) if delivered by hand or overnight courier service or when sent by fax or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person. Holdings and the Borrower hereby agree, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent, that it will, or will cause the Restricted Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.

Holdings and the Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of it hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings and its Subsidiaries or their securities) (each, a “Public Lender”). Holdings and the Borrower hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, Holdings and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings and its Subsidiaries or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.15); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that such document contains material non-public information: (A) the Loan Documents, (B) notification of changes in the terms of the Revolving Credit Facility and (C) the financial statements, reports, compliance and other certificates and other information furnished by the Borrower to the Administrative Agent pursuant to Section 5.04 of this Agreement (other than any budget and projected financial statements furnished by the Borrower to the Administrative Agent pursuant to Section 5.04(e) of this Agreement or otherwise). Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to, and receive, Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non- public information with respect to Holdings and its Subsidiaries or their securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES (THE “AGENT PARTIES”) WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Loan Parties, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02              Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document (other than contingent indemnification obligations for which no claim has been made) is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans and L/C Disbursements, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, the resignation or removal of the Administrative Agent or the Collateral Trustee, or any investigation made by or on behalf of the Administrative Agent, the Collateral Trustee or any Lender or the Issuing Bank.

Section 9.03              Counterparts; Effectiveness. This Agreement and any other Loan Document may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and all other Loan Documents shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by facsimile or other electronic transmission (i.e., a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

Section 9.04          Successors and Assigns.

(a)          Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Trustee, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)          Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the Administrative Agent, the Issuing Bank and the Borrower (in each case, not to be unreasonably withheld or delayed); provided, however, that (i) if the Borrower has not responded within ten Business Days to any request for an assignment, the Borrower shall be deemed to have consented to such assignment, (ii) the consent of the Borrower shall not be required if such assignment is made (A) to another Lender, an Affiliate of a Lender or a Related Fund of any such Lender or (B) after the occurrence and during the continuance of any Event of Default, (iii) the consent of the Administrative Agent shall not be required in the case of an assignment of a Revolving Credit Commitment if such assignment is made to another Lender, an Affiliate of a Lender or a Related Fund of any such Lender, (iv) unless otherwise agreed to by the Administrative Agent (not to be unreasonably withheld or delayed), the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent on an aggregate basis in the event of concurrent assignments to Related Funds) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class), (v) the consent of the Administrative Agent shall not be required if such assignment is made to another Lender, an Affiliate of a Lender or a Related Fund of any such Lender, (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (vii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms including any forms required by Section 2.20. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c)          By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Trustee, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Trustee to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Trustee, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent, the Collateral Trustee, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Trustee and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)          Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower and the Issuing Bank to such assignment and any applicable tax forms including any forms required by Section 2.20, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)          Each Lender may without the consent of the Borrower, the Issuing Bank, any Loan Party or the Administrative Agent sell participations to one or more banks or other persons (other than Disqualified Institutions, a natural person, and the Loan Parties) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be subject to the obligations of and entitled to the benefits of Sections 2.14, 2.16 and 2.20 (it being understood that the documentation required under Section 2.20(f) shall be delivered by each participant to the applicable participating Lender, and by each SPC to the applicable Granting Lender) to the same extent as if they were Lenders but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant, except, in the case of amounts payable under Section 2.14 or 2.20, and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest (other than with respect to waivers of the terms of Section 2.07), extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing any Guarantor (other than in connection with asset sales permitted under Section 6.05 or as otherwise specified in this Agreement or any Security Document) or all or substantially all of the Collateral). Each Lender that sells a participation and/or that is a Granting Lender with respect to a Loan made by an SPC, shall in each case, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and such SPC and the principal amounts (and stated interest) of each participant’s and such SPC’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s or SPC’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register as the owner of such participation and/or Loan, as applicable, for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)          Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.15.

(h)          Any Lender may at any time pledge, charge, grant a security interest over or assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. An SPC that makes a Loan hereunder shall provide any documentation required pursuant to Section 2.20(f) as if it were a Lender (or notify the Borrower in writing if it is not legally able to provide such documentation). Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). The Loan Parties agree that each SPC shall be entitled to the benefits of Sections 2.14, 2.16 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided, however, that an SPC shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.20 than the applicable Granting Lender would have been entitled to receive with respect to the Loan or portion of the Loan granted to such SPC, unless the grant to such SPC is made with the Borrower’s prior written consent. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any nonpublic information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j)          Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

Section 9.05          Expenses; Indemnity. The Borrower and Holdings agree, severally and jointly, to pay all reasonable out-of-pocket expenses (i) of the Administrative Agent, the Collateral Trustee, the Lead Arrangers, the Syndication Agents and the Issuing Bank (including but not limited to reasonable and documented legal fees, disbursements and other charges of one primary outside counsel (absent a conflict of interest) and, in the case of a conflict of interest, where such conflicted party informs the Borrower of such conflict and thereafter retains its own counsel, of another counsel for similarly situated affected persons), one special maritime counsel and one firm of local counsel in each relevant jurisdiction and reasonable and documented expenses of the Administrative Agent, the Collateral Trustee, the Lead Arrangers, the Syndication Agents and the Issuing Bank associated with the syndication of the Revolving Credit Facility and the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of this Agreement and the other Loan Documents (whether or not the transactions hereby or thereby contemplated shall be consummated) or (ii) incurred by the Administrative Agent, the Collateral Trustee, the Lead Arrangers, the Syndication Agents, the Issuing Bank or any Lender (including but not limited to reasonable legal fees and expenses of one primary outside counsel (absent a conflict of interest) and, in the case of a conflict of interest, where such conflicted party informs the Borrower of such conflict and thereafter retains its own counsel, of another counsel for similarly situated affected persons), one special maritime counsel and one firm of local counsel in each relevant jurisdiction and for workout proceedings, enforcement costs and documentary taxes associated with the Loan Documents, including with respect to the Loans made or Letters of Credit issued hereunder.

(a)          The Borrower agrees to indemnify the Administrative Agent, the Collateral Trustee, the Lead Arrangers, the Syndication Agents, the Issuing Bank, the Lenders and each Related Party and each Related Indemnified Person of any of the foregoing persons (each such person being called an “Indemnitee”) and hold each Indemnitee harmless from and against all reasonable out-of-pocket costs, expenses, including reasonable and documented and invoiced fees, disbursements and other charges of one counsel for all Indemnitees, one special maritime counsel and one primary firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions for all Indemnitees (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for similarly situated affected Indemnitees)), claims, damages, losses and liabilities of such Indemnitee arising out of, relating to or in connection with the Revolving Credit Facility (including enforcement of its right to indemnity hereunder) and any documentation related thereto, the actual or proposed use of the proceeds of the Revolving Credit Facility or any transaction contemplated in connection with the foregoing (including any investigation, claim or any litigation or other proceeding, or preparation of a defense in connection therewith (regardless of whether such Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates or equity holders) that relates to the execution, delivery and performance of the Loan Documents, including the financing contemplated hereby or any transactions in connection therewith); provided that no Indemnitee will be indemnified for (i) any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from its, or its Related Indemnified Persons, gross negligence, bad faith, willful misconduct nor for any claims brought by an Indemnitee against another Indemnitee (other than claims against the Lead Arrangers or the Administrative Agent acting in such capacity), and this provision shall not cover any expenses incurred in connection with the preparation, negotiation or diligence in connection with the Loan Documents, (ii) a material breach of the obligations of such Indemnitee or any Related Indemnified Person of such Indemnitee under the Loan Documents, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (iii) any dispute solely among the Indemnitees (other than the Lead Arrangers, Administrative Agent, Collateral Trustee or Syndication Agents acting in their capacity as such) and to the extent not arising out of any act or omission of Holdings and its Subsidiaries or any of their Affiliates.

(b)          To the extent that Holdings and the Borrower fail to pay any amount required to be paid by it to the Administrative Agent, the Collateral Trustee, the Lead Arrangers, the Syndication Agents or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Trustee, the Lead Arrangers, the Syndication Agents, or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Trustee, the Lead Arrangers, the Syndication Agents or the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure and unused Commitments at the time.

(c)          To the extent permitted by applicable law, none of the parties hereto shall assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)          All amounts due under this Section 9.05 shall be payable promptly upon written demand therefor.

Section 9.06          Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender) is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.07          Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08          Waivers; Amendment. No failure or delay of the Administrative Agent, the Collateral Trustee, the Lead Arrangers, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Trustee, the Lead Arrangers, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(a)          Except as provided in Sections 2.23, 2.24 and 2.25, neither this Agreement nor any provision hereof nor any other Loan Document or any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders or in the case of the other Loan Documents, pursuant to an agreement in writing entered into by the applicable Loan Party and the Administrative Agent or the Collateral Trustee, as applicable, with the consent of the Required Lenders if and as may be required thereby (except as expressly provided below); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement (other than with respect to waivers of the terms of Section 2.07), without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees or decrease the amount of, or shorten the period applicable to, any prepayment premium of any Lender without the prior written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent of a condition precedent, covenant or Default shall constitute an increase of Commitment), (iii) amend or modify the pro rata requirements of Section 2.17 or the provisions of this Section or release all or substantially all the value of the Subsidiary Guarantors from the Guarantee Agreement or all or substantially all of the Collateral, without the prior written consent of each Lender, unless otherwise explicitly permitted under this Agreement, (iv) change the provisions of application of prepayments in any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class disproportionately from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely Affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the prior written consent of such SPC, (vi) impose any additional material restrictions on the right of any Lender to assign its Loans or Commitments hereunder without the prior written consent of such Lender (except as required by law or regulation), (vii) modify the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Revolving Credit Commitments on the Closing Date), (viii) amend or modify any payment waterfall (including any payment waterfall arising from or as a result of an Event of Default) without the prior written consent of each Lender, or (ix) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, or subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation without the prior written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Trustee, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Trustee or the Issuing Bank, as applicable.

(b)          The Administrative Agent and the Borrower may amend, modify or supplement any Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent); provided that no such amendment, modification or supplement shall adversely affect the rights of any Lender unless the Lenders have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent does not receive, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification or supplement.

Section 9.09          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10          Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Trustee, the Lead Arrangers, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11.

Section 9.12          Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.14          Jurisdiction; Consent to Service of Process. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Trustee, the Lead Arrangers, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower, any Mortgaged Vessel Owning Subsidiary or their respective properties in the courts of any jurisdiction.

(a)          Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.15          Confidentiality. Each of the Administrative Agent, the Collateral Trustee, the Lead Arrangers, the Issuing Bank and the Lenders, on behalf of itself and its respective Affiliates, agrees that it will use all Information (as defined below) provided to it or its affiliates solely for purposes of making and administering Loans and agrees until the second anniversary of the termination of this Agreement to maintain the confidentiality of the Information, except that Information may be disclosed only (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors who need to know such information in connection with the making of the Loans hereunder (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or demanded by any regulatory authority having jurisdiction over such party or any of its Affiliates, (c) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case, such party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority), agrees to inform the Borrower promptly thereof), (d) for purposes of establishing a “due diligence” defense, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.15, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower, (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.15, (h) to the extent such information was independently developed by such party without reliance on such Information, (i) to Moody’s and S&P in connection with obtaining credit ratings for the Borrower or its Subsidiaries or (j) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents. For the purposes of this Section, “Information” shall mean all information received from or on behalf of the Borrower, Holdings or any Subsidiary and related to the Borrower, Holdings or any Subsidiary or their business, other than any such information that was available to the Administrative Agent, the Collateral Trustee, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by or on behalf of the Borrower, Holdings or any Subsidiary. Any person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

Section 9.16          Release of Liens and Guarantees of Subsidiaries. If any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower, Holdings or any other Loan Party in a transaction permitted by this Agreement (including by way of merger, consolidation or in connection with the sale of a Subsidiary permitted hereunder or as contemplated by Schedule 5.17), then the Liens on such Collateral will be released in in accordance with the terms of the Collateral Trust Agreement and the other Security Documents. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction not otherwise prohibited hereunder or designation of an Unrestricted Subsidiary in accordance with the terms hereof, the Liens created by any of the Security Documents on such property shall be automatically released (without need for further action by any person) in accordance with the terms of the Collateral Trust Agreement. At the request and sole expense of the Borrower, a Subsidiary that is a Loan Party shall be automatically released from all its obligations under this Agreement, under any guaranteed obligations and under all other Loan Documents in the event that (i) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger, consolidation, amalgamation or combination) to a Person that is not (either before or after giving effect to such transaction) Holdings or a Restricted Subsidiary, if the sale or other disposition does not violate Section 6.05, (ii) in connection with any sale or other disposition of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Holdings or a Restricted Subsidiary, if the sale or other disposition does not violate Section 6.05 and the Subsidiary Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition, (iii) if the Borrower designates such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with Section 5.14, or (iv) the Subsidiary Guarantor becomes an Excluded Subsidiary under clauses (f) or (g) of such definition, and the Administrative Agent and, solely in the case of releases of Collateral, the Collateral Trustee (in accordance with the terms of the Collateral Trust Agreement), at the request and sole expense of the Borrowers, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable to evidence or confirm the foregoing. If, in compliance with this Agreement, the Termination Date has occurred, the Administrative Agent and the Collateral Trustee shall, in accordance with the Collateral Trust Agreement, take such actions as are reasonably requested by the Loan Parties to effect the release of obligations under this Agreement, under any guaranteed obligations and under all other Loan Documents in accordance with the relevant provisions of the Security Documents.

Section 9.17          USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA PATRIOT Act.

Section 9.18          Judgment Currency.

(a)          If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)          The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.19          Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 9.20          [Reserved].

Section 9.21          [Reserved].

Section 9.22          Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          any reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.23          Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)         the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)          none of the Administrative Agent or the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)         the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)        the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)        the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)         no fee or other compensation is being paid directly to the Administrative Agent or the Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)          The Administrative Agent and the Lead Arrangers hereby inform the Lenders that each such person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such person has a financial interest in the transactions contemplated hereby in that such person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.24          Electronic Execution of Loan Documents. The words “execution”, “signed”, “signature” and words of like import in this Agreement, any other Loan Document or any agreement entered into in connection therewith, including any Assignment and Acceptance, or any notice, certificate or other instrument delivered in connection therewith shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.25          Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)         As used in this Section 9.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a)         a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)         a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.26         The Collateral Trustee. The Collateral Trustee shall be entitled to all of the protections, rights, immunities and indemnities provided to it in the Collateral Trust Agreement and the other First Lien Documents as if fully set forth herein. Notwithstanding anything else to the contrary set forth herein, whenever reference is made herein or any other First Lien Document to any discretionary action by, consent, designation, specification, requirement, objection or approval of, notice, request or other communication from, or other direction given or action to be undertaken (or not to be) suffered or omitted by the Collateral Trustee or to any election, decision, opinion, acceptance, use of judgment expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Trustee, (i) such provision shall refer to the Collateral Trustee exercising each of the foregoing at the instruction of the Administrative Agent or the Required Lenders, as applicable and (ii) it is understood that in all cases, the Collateral Trustee shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence from the Administrative Agent or the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for in any First Lien Document) in respect of such action, and nothing herein shall be deemed to impose any liability on the Collateral Trustee for not taking any such action.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LINDBLAD EXPEDITIONS, LLC

By:	/s/ Craig Felenstein
	Name:	Craig Felenstein
	Title:	Chief Financial Officer

LINDBLAD EXPEDITIONS HOLDINGS, INC.

By:	/s/ Craig Felenstein
	Name:	Craig Felenstein
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Administrative Agent

By:	/s/ William O’Daly
	Name:	William O’Daly
	Title:	Authorized Signatory

By:	/s/ Nawshaer Safi
	Name:	Nawshaer Safi
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender and Issuing Bank

By:	/s/ William O’Daly
	Name:	William O’Daly
	Title:	Authorized Signatory

By:	/s/ Nawshaer Safi
	Name:	Nawshaer Safi
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Kyle Moeller
	Name:	Kyle Moeller
	Title:	Authorized Signer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Devin Roccisano
	Name:	Devin Roccisano
	Title:	Executive Director

[Signature Page to Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Trustee

By:	Sarah Vilhauer
Name:	Sarah Vilhauer
Title:	Banking Officer

[Signature Page to Credit Agreement]

Schedule 1.01(b)

Excluded Subsidiaries

1.	Lindblad Global Trading, Inc.

2.	SPEX Calstar LLC

3.	The Excluded Vessel Subsidiaries listed on Schedule 1.01(c)

Schedule 1.01(c)

Excluded Vessel Subsidiaries

1.	LEX Endurance Ltd.

2.	Lindblad Bluewater II Limited

EXHIBIT A

FORM OF

LINDBLAD EXPEDITIONS, LLC

ADMINISTRATIVE QUESTIONNAIRE

Please accurately complete the following information and return via fax to the attention of Agency Administration at Credit Suisse as soon as possible, at agency.loanops@credit-suisse.com.

LENDER LEGAL NAME TO APPEAR IN DOCUMENTATION:

GENERAL INFORMATION - DOMESTIC LENDING OFFICE:

Institution Name:

Street Address:

City, State, Zip Code:

GENERAL INFORMATION - EURODOLLAR LENDING OFFICE:

Institution Name:

Street Address:

City, State, Zip Code:

POST-CLOSING, ONGOING CREDIT CONTACTS/NOTIFICATION METHODS:

CREDIT CONTACTS:

Primary Contact:

Street Address:

City, State, Zip Code:

Phone Number:

Fax Number:

Backup Contact:

Street Address:

City, State, Zip Code:

Phone Number:

Fax Number:

EXHIBIT A

TAX WITHHOLDING:

Nonresident Alien	Y*	N

* Form 4224 Enclosed

Tax ID Number

POST-CLOSING, ONGOING ADMIN, CONTACTS / NOTIFICATION METHODS:

ADMINISTRATIVE CONTACTS - BORROWINGS, PAYDOWNS, FEES, ETC.

Contact:

Street Address:

City, State, Zip Code:

Phone Number:

Fax Number:

PAYMENT INSTRUCTIONS:

Name of Bank to which funds are to be transferred:

Routing Transit/ABA number of Bank to which funds are to be transferred:

Name of Account, if applicable:

Account Number:

Additional information:

MAILINGS:

Please specify the person to whom the Borrower should send financial and compliance information received subsequent to the closing (if different from primary credit contact):

Name:

Street Address:

City, State, Zip Code:

EXHIBIT A

It is very important that all the above information be accurately completed and that this questionnaire be returned to the person specified in the introductory paragraph of this questionnaire as soon as possible. If there is someone other than yourself who should receive this questionnaire, please notify us of that person’s name and fax number and we will fax a copy of the questionnaire. If you have any questions about this form, please call Agency Administration at Credit Suisse AG.

EXHIBIT B

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). It is understood and agreed that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex A attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date set forth below by the Administrative Agent (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:
3.	Borrower:	Lindblad Expeditions, LLC
4.	Administrative Agent:	Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent under the Credit Agreement
5.	Credit Agreement:	The Revolving Credit Agreement, dated as of February 4, 2022 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lindblad Expeditions, LLC, a Delaware limited liability company (the “Borrower”), Lindblad Expeditions Holdings, Inc., a Delaware corporation (“Holdings”), the lenders and issuing banks from time to time party thereto (collectively, the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Wilmington Trust, National Association, in its capacity as collateral trustee for the Secured Parties (in such capacity, the “Collateral Trustee”).

Assigned Interest:

Effective Date:[1]

Assigned Interest	Assigned Interest and the aggregate Commitments/Loans for all Lenders	Amount of Commitment/Loans Assigned
Revolving Credit Commitment	$		%
[such other Class as has been established pursuant to the Credit Agreement]
Loans/Commitments	$		%
[__________], 20[__]

[1]	To be inserted by the Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

EXHIBIT B

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]2 Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and Issuing Bank

By:
Name:

Title:

By:
Name:

Title:

[Consented to:]3

By:
Name:

Title:

[Consented to:

[            ] [and each other Issuing Bank], as Issuing Bank]

By:
Name:

Title:

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[3]	Consent of the Borrower shall not be required if such assignment is made (A) to another Lender, an Affiliate of a Lender or a Related Fund of any such Lender or (B) after the occurrence and during the continuance of any Event of Default. Further, if the Borrower has not responded within 10 Business Days to any request for an assignment, the Borrower shall be deemed to have consented.

ANNEX A

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

2.             Representations and Warranties.

1.1            Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and the description of the Assigned Interest is, without giving effect to assignments thereof which have not become effective, accurate as set forth in this Assignment and Acceptance, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender and (b) except as set forth in clause (a) above, makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, (iii) the financial condition of Holdings, the Borrower or any Subsidiary or (iv) the performance or observance by Holdings, the Borrower or any Subsidiary of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

1.2           Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement) and is an Eligible Assignee, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 3.05 thereof or delivered pursuant to Section 5.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent, the Collateral Trustee or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vii) it has duly completed an Administrative Questionnaire substantially in the form of Exhibit A to the Credit Agreement, unless it is already a Lender under the Credit Agreement, (viii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date (unless such fee has been waived by the Administrative Agent) (ix) if it is a Lender that is not a U.S. Person, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Loan Documents, completed and duly executed by the Assignee and (x) if it is an Affiliated Lender, it has indicated its status as such in the space provided on the first page of the Assignment and Assumption and (b) agrees that it (i) will independently and without reliance upon the Administrative Agent, the Collateral Trustee, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) appoints and authorizes the Administrative Agent and the Collateral Trustee to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Trustee, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto and (iii) will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

ANNEX A

3.             Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. The accrued and unpaid fees and interest will be paid to the then Lender of record during the applicable period.

4.             General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

EXHIBIT C

FORM OF

BORROWING REQUEST

Credit Suisse AG, Cayman Islands Branch, as Administrative Agent

Eleven Madison Avenue

New York, New York 10010

ATTN: Loan Operations Agency Group

[DATE]4

Ladies and Gentlemen:

The undersigned Borrower refers to that certain Revolving Credit Agreement, dated as of February 4, 2022 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lindblad Expeditions, LLC, a Delaware limited liability company (the “Borrower”), Lindblad Expeditions Holdings, Inc., a Delaware corporation (“Holdings”), the lenders and issuing banks from time to time party thereto (collectively, the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Wilmington Trust, National Association, in its capacity as collateral trustee for the Secured Parties (in such capacity, the “Collateral Trustee”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement and, in that connection, sets forth below the terms on which such Borrowing is requested to be made:

(A)	Name of Borrower:	Lindblad Expeditions, LLC
(B)	Class and Type of Borrowing:[5]
	☐ Revolving Borrowing	[ABR][SOFR] Borrowing
(C)	Date of Borrowing:[6]
(D)	Account Number and Location:
(E)	Principal Amount of Borrowing:
(F)	Interest Period:[7]	[__] month(s) ending [_____]

[4]	Notice to be delivered by (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon (New York City time) three U.S. Governmental Securities Business Days before a proposed Borrowing (or as otherwise agreed by the Administrative Agent in its sole discretion) and (b) in the case of an ABR Borrowing, not later than 10:00 a.m. (New York City time) on the day of a proposed Borrowing.
[5]	Specify (a) whether the requested Borrowing is to be a Revolving Loan or Other Loan and (b) whether the Borrowing is a SOFR Loan or an ABR Loan.
[6]	Date of Borrowing must be a Business Day.

[7]	If such Borrowing is to be a SOFR Borrowing, the Interest Period with respect thereto.

EXHIBIT C

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that on the Date of Borrowing herein referenced, the conditions to lending specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement shall have been satisfied (or waived).

[Remainder of Page Intentionally Left Blank]

EXHIBIT C

LINDBLAD EXPEDITIONS, LLC

by:
Name:
Title:

EXHIBIT D-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Revolving Credit Agreement, dated as of February 4, 2022 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lindblad Expeditions, LLC, a Delaware limited liability company (the “Borrower”), Lindblad Expeditions Holdings, Inc., a Delaware corporation (“Holdings”), the lenders and issuing banks from time to time party thereto (collectively, the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Wilmington Trust, National Association, in its capacity as collateral trustee for the Secured Parties (in such capacity, the “Collateral Trustee”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loans (as well as any Notes evidencing such Loans) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of either of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to either of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of Page Intentionally Left Blank]

D-1-1

EXHIBIT D-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[LENDER]

By:
Name:
Title:

Date:

D-1-2

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Revolving Credit Agreement, dated as of February 4, 2022 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lindblad Expeditions, LLC, a Delaware limited liability company (the “Borrower”), Lindblad Expeditions Holdings, Inc., a Delaware corporation (“Holdings”), the lenders and issuing banks from time to time party thereto (collectively, the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Wilmington Trust, National Association, in its capacity as collateral trustee for the Secured Parties (in such capacity, the “Collateral Trustee”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a ‘bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of either of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to either of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of Page Intentionally Left Blank]

D-2-1

EXHIBIT D-2

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[PARTICIPANT]

By:
Name:
Title:

Date:

D-2-2

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Revolving Credit Agreement, dated as of February 4, 2022 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lindblad Expeditions, LLC, a Delaware limited liability company (the “Borrower”), Lindblad Expeditions Holdings, Inc., a Delaware corporation (“Holdings”), the lenders and issuing banks from time to time party thereto (collectively, the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Wilmington Trust, National Association, in its capacity as collateral trustee for the Secured Parties (in such capacity, the “Collateral Trustee”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of either of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to either of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

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EXHIBIT D-3

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[PARTICIPANT]

By:
Name:
Title:

Date:

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EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Revolving Credit Agreement, dated as of February 4, 2022 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lindblad Expeditions, LLC, a Delaware limited liability company (the “Borrower”), Lindblad Expeditions Holdings, Inc., a Delaware corporation (“Holdings”), the lenders and issuing banks from time to time party thereto (collectively, the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Wilmington Trust, National Association, in its capacity as collateral trustee for the Secured Parties (in such capacity, the “Collateral Trustee”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loans (as well as any Notes evidencing such Loans) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loans (as well as any Notes evidencing such Loans), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of either of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to either of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

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EXHIBIT D-4

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[LENDER]

By:
Name:
Title:

Date:

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EXHIBIT E

FORM OF

SOLVENCY CERTIFICATE

[__________], 20[__]

To the Lead Arrangers, the Administrative Agent, the Collateral Trustee and each of the Lenders party to the Credit Agreement referred to below:

The undersigned, Chief Financial Officer of Lindblad Expeditions, LLC, a Delaware limited liability company (the “Borrower”), hereby certifies, pursuant to Section 4.02(c) of that certain Revolving Credit Agreement, dated as of February 4, 2022 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined), among the Borrower, Lindblad Expeditions Holdings, Inc., a Delaware corporation (“Holdings”), the lenders and issuing banks from time to time party thereto (collectively, the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Wilmington Trust, National Association, in its capacity as collateral trustee for the Secured Parties (in such capacity, the “Collateral Trustee”), that:

1.             I have reviewed the Credit Agreement and have made, or have caused to be made, such examinations or investigations as are reasonably necessary to enable me to express an informed opinion as to the matters referred to herein. The financial information, projections and assumptions that underlie and form the basis for the certifications made in this Solvency Certificate (a) were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made and (b) continue to be fair as of the date hereof. For purposes of providing this Solvency Certificate, the amount of any contingent liability shall be the amount that, in light of all of the facts and circumstances existing as of the Closing Date, represents the amount that would reasonably be expected to become an actual and matured liability.

2.             I acknowledge that the Lead Arrangers, the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

3.             Based upon the review and examination described in paragraph 1 above, as of the date hereof, after giving effect to the execution, delivery and performance of the Credit Agreement and the other transactions contemplated thereby:

(a)            the sum of the present debt and liabilities (including subordinated and contingent liabilities) of the Borrower and each of its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and each of its Subsidiaries, on a consolidated basis;

(b)            the present fair saleable value of the assets of the Borrower and each of its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the debt and liabilities (including subordinated and contingent liabilities) of the Borrower and each of its Subsidiaries as they become absolute and matured;

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EXHIBIT E

(c)            the capital of the Borrower and each of its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business (taken as a whole) as contemplated on the Closing Date and as proposed to be conducted following the Closing Date; and

(d)            the Borrower and each of its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

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EXHIBIT E

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

By:
Name:
Title: Chief Financial Officer

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